Filed pursuant to Rule 424(b)(3)
Registration No. 333-163679

PROSPECTUS

BIO-RAD LABORATORIES, INC.

OFFER TO EXCHANGE

$300,000,000 principal amount of its

8.00% Senior Subordinated Notes due 2016

which have been registered under the Securities Act,

for any and all of its outstanding 8.00% Senior Subordinated Notes due 2016

•	The exchange offer expires at 5:00 p.m., New York City time, on January 28, 2010, unless extended.

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of a new series of notes that are registered under the Securities Act.

•	The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the SEC.

•	You may withdraw tenders of outstanding notes at any time before the exchange offer expires.

•	The exchange of notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	The terms of the new series of notes are substantially identical to the terms of the outstanding notes, except for transfer restrictions and registration rights relating to the outstanding notes.

•	You may tender outstanding notes only in denominations of $1,000 and integral multiples of $1,000.

•	Our affiliates may not participate in the exchange offer.

•

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

Please refer to “Supplemental Risk Factors” beginning on page 12 of this prospectus and “Risk Factors” on page 29 of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, which is incorporated by reference herein, for a description of the risks you should consider when evaluating this investment.

We are not making this exchange offer in any state where it is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 29, 2009

We have not authorized any dealer, salesperson or other people to give any information or to make any representations to you other than the information contained in this prospectus. You must not rely on any information or representations not contained in this prospectus as if we had authorized it. This prospectus does not offer to sell or solicit an offer to buy any securities other than the registered notes to which it relates, nor does it offer to buy any of these notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The information contained in this prospectus is current only as of the date on the cover page of this prospectus, and may change after that date.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon written or oral request. If you would like a copy of any of this information, please submit your request to Bio-Rad Laboratories, Inc., 1000 Alfred Nobel Drive, Hercules, California 94547, Attention: Legal Department, or call (510) 724-7000 and ask to speak to someone in our Legal Department. In addition, to obtain timely delivery of any information you request, you must submit your request no later than January 21, 2010, which is five business days before the date the exchange offer expires.

i

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Other than statements of historical fact, statements made or incorporated by reference in this prospectus include forward-looking statements, such as statements with respect to Bio-Rad’s future financial performance, operating results, plans and objectives that involve risk and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. However, actual results may differ materially from those currently anticipated depending on a variety of risk factors including among other things: changes in general domestic and worldwide economic conditions; our ability to successfully develop and market new products; our reliance on and access to necessary intellectual property; our ability to successfully integrate any acquired business; our substantial leverage and ability to service our debt; competition in and government regulation of the industries in which we operate; and the monetary policies of various countries. We caution you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by any federal securities laws.

See “Supplemental Risk Factors” in this prospectus and “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, which is incorporated by reference herein, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, we cannot assure you that the actual results or developments we anticipate will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, we caution prospective investors not to place undue reliance on such forward-looking statements.

TRADEMARKS AND TRADE NAMES

We own or have rights to trademarks, service marks, copyrights and trade names that we use in conjunction with the operation of our business. This prospectus and the information incorporated by reference herein also includes trademarks, service marks and trade names of other companies.

MARKET DATA

Market data used throughout this prospectus and in the information incorporated by reference herein, including information relating to our relative position in the industries we operate in, are based on the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications, reports or studies commissioned by companies in our industry (including us or our competitors) and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified this information.

ii

PROSPECTUS SUMMARY

As used in this prospectus, the terms “Company,” “Bio-Rad,” “we,” “our,” “ours,” and “us” refer to Bio-Rad Laboratories, Inc. and its subsidiaries, except in the section “Description of Notes” and where it is clear that such terms mean only Bio-Rad Laboratories, Inc. The following summary contains basic information about this offering. It likely does not contain all the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus and the documents incorporated by reference herein.

We will refer to the offering of the private notes as the “private offering.” Unless indicated otherwise, the term “notes” refers to both the private notes and the exchange notes.

Investors should carefully consider the information set forth under “Supplemental Risk Factors” in this prospectus and “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, which is incorporated by reference herein. In addition, some statements include forward-looking information, which involves risks and uncertainties.

Our Company

We are a multinational manufacturer and worldwide distributor of life science research and clinical diagnostics products and services. Our business is organized into two primary segments, Life Science and Clinical Diagnostics, with the mission to provide scientists with specialized tools needed for biological research and clinical diagnostics.

We believe we are the market leader in many of the product areas in which we compete, selling more than 8,000 products and services to a diverse client base comprised of scientific research, healthcare, industry, education and government customers worldwide. We manufacture and supply our customers with a range of reagents, apparatus and equipment to separate complex chemical and biological materials and to identify, analyze and purify components. Because our customers require standardization for their experiments and test results, we believe that approximately 70% of our revenue is considered recurring.

We continue to build upon our worldwide reputation for quality, innovative products and well-recognized brand names within our industry. Our reach is global, as we currently provide products and services to more than 85,000 customers in 130 countries worldwide. For the year ended December 31, 2008 and for the nine-month period ended September 30, 2009, we had net sales of $1.8 billion and $1.3 billion, respectively, and net income attributable to Bio-Rad of $89.5 million and $106.8 million, respectively.

Our Life Science segment and our Clinical Diagnostics segment generated 36% and 63%, respectively, of our net sales for the year ended December 31, 2008. We generated approximately 30% of our consolidated net sales for the year ended December 31, 2008 from U.S. sales and approximately 70% from sales in our remaining worldwide markets.

Our founders, David and Alice Schwartz, are still actively involved in the Company and have provided continuity of leadership and control since the Company was founded in 1952 and incorporated in 1957. Collectively, as of December 31, 2008, the Schwartz family owns approximately 16% of our Class A Common Stock and 89% of our Class B Common Stock.

Life Science Segment

Our Life Science segment is at the forefront of discovery, creating advanced tools for biological exploration, biopharmaceutical production (the production of new medicines) and food diagnostic testing. We are a market leader in the life sciences market, developing, manufacturing and marketing a complete range of more than 5,000 life science consumables, apparatus and laboratory instruments, many of which are used in established research techniques, biopharmaceutical production processes and food testing regimes. These techniques are typically used to separate, purify and identify biological materials such as proteins, nucleic acids and bacteria within a laboratory or production setting. We focus on selected segments of the life sciences market in proteomics (the study of proteins), genomics (the study of genes), biopharmaceutical production, cell biology and food safety. We estimate that in 2008, the worldwide sales of products in these selected segments exceeded $4.0 billion.

We are a leading player in many of the life science markets that we serve. We believe we rank first in sales in the electrophoresis and imaging products. We believe we are a leader in the total market for multi-plex immunoassay instruments and assays. In the area of amplification instrumentation, we believe we are a strong player in the combined market for thermocyclers and quantitative thermocyclers. In the gene transfer instrumentation market, we have the leading market position based on exclusive rights we possess with respect to key intellectual property. We believe we are one of the top three companies supplying ultra fast food diagnostics systems based on quantitative PCR technology.

Our principal life science customers include universities and medical schools, industrial research organizations, government agencies, pharmaceutical manufacturers, biotechnology researchers and food testing laboratories.

Clinical Diagnostics Segment

Our Clinical Diagnostics segment designs, manufactures, sells and supports test systems, informatics systems, test kits and specialized quality controls that serve clinical laboratories in the global diagnostics market.

We supply more than 3,000 different products that cover more than 300 clinical diagnostic tests to the specialty in vitro diagnostics (“IVD”) test market. We estimate that in 2008, the worldwide sales of the markets we serve were approximately $10.0 billion. IVD tests are conducted outside the body and are used to identify and measure substances in a patient’s tissue, blood or urine. Our products consist of reagents, instruments and software, typically provided to our customers as an integrated package to allow them to generate reproducible test results. Revenue in this business is highly recurring, as laboratories typically standardize test methodologies, which are dependent on a particular supplier’s reagents and consumable products. An installed base of diagnostic test systems creates an ongoing source of revenue through the sale of test kits for each sample analyzed on an installed system.

Our products currently address specific niches within the specialty IVD test market, and we focus on the higher margin, higher growth segments of this specialty market. We are a significant player in multiple specialty diagnostics segments, and we believe that we have leading market positions in certain areas of the diagnostics market, including autoimmune disease testing, quality control products, blood virus detection, blood typing and long-term diabetes monitoring performed in laboratories.

Our principal clinical diagnostic customers include hospital laboratories, reference laboratories, transfusion laboratories and physician office laboratories.

Our Competitive Strengths

We believe we maintain the following competitive strengths:

•

Leading Market Positions. Our well-recognized name, brands and our reputation for quality and reliability have allowed us to gain what we believe are leading market positions across many of our primary product segments. Our Life Science segment is a leading supplier of high-quality reagents, apparatus and instruments used for electrophoresis, chromatography, protein expression analysis, gene expression analysis, as well as food diagnostic kits that rapidly detect common pathogens found in fresh food. Our Clinical Diagnostics segment is a world leader in the supply of diagnostics for autoimmune disease and quality control. We are also a leading supplier of HIV diagnostics and blood typing.

•

Largely Recurring Revenue Base. Historically, we have generated significant recurring revenue through (1) the supply of reagents and other consumables to our life science and clinical diagnostics customers; (2) our leading position in providing quality control systems; and (3) our focus on establishing long-term customer relationships. We believe that approximately 70% of our revenues are considered recurring, stemming primarily from sales of reagents and other consumables.

•

Diversified Global Customer and Product Base. Our worldwide customer base includes (1) prominent university and research institutions affiliated with more than 100,000 scientists in the U.S. alone; (2) hospital, public health and commercial laboratories; (3) other leading diagnostic manufacturers; and (4) leading companies in the biotechnology, pharmaceutical, chemical and food industries. In 2008, no single customer accounted for more than 2% of our total net sales.

•

Extensive Worldwide Direct Sales Force and Service Organization. We conduct our worldwide operations through an extensive direct sales force and service network, employing more than 1,000 sales and service people around the world. Our sales force typically consists of experienced industry practitioners with scientific training, and we maintain a separate specialist sales force for each of our segments. Our direct sales approach contrasts with the distributor approach used by some of our competitors, allowing us to sell a broader range of our products and have more direct contact with our customers.

•

Long and Successful History of Commercialization. We have a long and successful history of introducing new products developed by our own research programs, and by individuals and entities with a desire to commercialize their research and know-how. We conduct extensive product research and development activities and employ approximately 790 personnel worldwide in these activities. Excluding in-process research and development, we spent $159.5 million on research and development activities in 2008.

•

Growth Opportunities. We believe the stable historic growth in research and development expenditures by our core customer base will continue, providing us the opportunity to grow our business. Within our Life Science Group, we believe we are well suited to take advantage of the trend of validating gene and protein expression pathways associated with specific cellular functions or disease. As more of the promising drugs moving from clinical trials into production are based on monoclonal antibodies, we believe our process chromatography is well positioned with a unique product that yields highly pure and active product at very large scales. We believe the Food Diagnostic segment is set to take advantage of consumers lessening tolerance for food borne illness, and with new rapid methods even fresh food can be tested prior to shipment. In addition, within our Clinical Diagnostics segment, we are focused on high-growth areas such as quality control systems, informatics and genetic disorders. We are among the leaders in infectious disease testing and we anticipate that we will benefit from further growth in this segment.

•

Highly Experienced Management Team. One of our key strengths is the depth and experience of our management team. Our founders, David and Alice Schwartz, are still actively involved in the Company and have provided continued leadership for over fifty years. Our officers have extensive industry expertise and average over 15 years of experience with the Company. Members of our management team have gained extensive international exposure by managing our overseas operations and those of other companies.

Our Business Strategy

Our objective is to continue to grow profitably through the research, development, sales and distribution of commercially useful and innovative products. We intend to continue to sell a diverse product line based on a broad range of technologies and to distribute these products globally. To achieve our objectives, we will:

•

Leverage Our Expertise, Brand Recognition and High-Quality Reputation to Strengthen Our Leading Positions. Through our technical expertise and long history serving our markets, we have established recognized brand names and a reputation for high quality, reliable products and services. We believe that this combination provides us the opportunity to strengthen our leading positions in existing markets and to selectively enter related niche markets where we believe we can obtain a leading market position.

•

Emphasize Recurring Revenues from Sales of Our Consumables. We intend to continue to pursue our strategy of emphasizing recurring revenues. We intend to accomplish this by (1) marketing and selling instruments that include a strong consumable use component and (2) supplying consumable reagents under long-term agreements and subscription or modular software products.

•

Introduce New Products, Product Enhancements and Applications. Our research and development program, consisting of approximately 790 personnel, is focused on the commercialization of new life science research and diagnostic techniques, especially in the high-growth fields of proteomics, genomics and specialty diagnostics. In addition to our own research and development, we benefit from our relationships with our customers, such as universities, who provide us with access to a variety of opportunities to commercialize their scientific research.

•

Pursue Tactical Acquisitions. We have pursued tactical acquisitions which have allowed us to expand our product lines on a cost-effective basis. We typically target niche companies with proven technology and established brand names that are complementary to our existing product portfolio in order to fill in or expand product offerings in markets in which we have already established ourselves as a market leader, or to enter related markets in which we believe we could be a market leader. On October 23, 2009, we announced a definitive agreement to acquire certain diagnostic businesses of Biotest AG, and we are evaluating a number of acquisitions on a preliminary basis, but it is not certain that any of these transactions will be completed or advance beyond the preliminary stages. In addition, we continue to examine our existing businesses with a view to optimizing our growth and profitability objectives, and as a result, we may divest certain non-strategic assets.

•

Maximize Our Operating Efficiencies. We are constantly evaluating ways to increase our operating efficiencies by reviewing and improving our manufacturing, distribution and administrative processes. In addition, the natural interplay between life science research and commercialization of clinical diagnostics test systems, combined with the proximity in which our scientists in both these segments work, provide us with additional operating efficiencies and business opportunities.

Our principal executive offices are located at 1000 Alfred Nobel Drive, Hercules, California 94547. Our telephone number is (510) 724-7000.

The Exchange Offer

The Exchange Offer	We are offering to exchange the exchange notes (the “exchange notes”) for the outstanding private notes (the “private notes”) that are properly tendered and accepted. You may tender outstanding private notes only in denominations of $1,000 and integral multiples of $1,000. We will issue the exchange notes on or promptly after the exchange offer expires. As of the date of this prospectus, $300,000,000 principal amount of private notes is outstanding.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on January 28, 2010, (the 21st business day following commencement of the exchange offer), unless extended, in which case the expiration date will mean the latest date and time to which we extend the exchange offer.

Conditions to the Exchange Offer	The exchange offer is not subject to any condition other than that it not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission (the “SEC”). The exchange offer is not conditioned upon any minimum principal amount of private notes being tendered for exchange.

Procedures for Tendering Private Notes	If you wish to tender your private notes for exchange notes pursuant to the exchange offer you must:

•

if you hold the private notes through The Depository Trust Company (“DTC”), comply with the Automated Tender Offer Program procedures of DTC, and the Exchange Agent (as defined below) must receive a timely confirmation of a book-entry transfer of the private notes into its account at DTC pursuant to the procedures for book-entry transfer described herein, along with a properly transmitted agent’s message, before the expiration date; or

•

if you hold private notes through Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream”), comply with the procedures of Euroclear or Clearstream, as applicable, before the expiration date.

By tendering the private notes pursuant to the exchange offer, you will make the representations to us described under “The Exchange Offer—Procedures for Tendering.”

Acceptance of the Private Notes and Delivery of the Exchange Notes	Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all private notes which are validly tendered in the exchange offer and not withdrawn before 5:00 p.m., New York City time, on the expiration date.

Withdrawal Rights	You may withdraw the tender of your private notes at any time before 5:00 p.m., New York City time, on the expiration date, by complying with the procedures for withdrawal described in this prospectus under the heading “The Exchange Offer—Withdrawal of Tenders.”

Material U.S. Federal Tax Considerations	The exchange of notes will not be a taxable event for U.S federal income tax purposes. For a discussion of certain material U.S. federal income tax considerations relating to the exchange, ownership and disposition of notes, see “Certain U.S. Federal Income Tax Consequences.”

Exchange Agent	Wells Fargo Bank, National Association, the trustee under the indenture governing the notes, is serving as the exchange agent for the notes (the “Exchange Agent”).

Consequences of Failure to Exchange	If you do not exchange your private notes for exchange notes, you will continue to be subject to the restrictions on transfer provided in the private notes and in the indenture governing the private notes. In general, the private notes may not be offered or sold, unless registered under the Securities Act of 1933, as amended (the “Securities Act”), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently plan to register the private notes under the Securities Act.

Registration Rights Agreement	You are entitled to exchange your private notes for exchange notes with substantially identical terms. This exchange offer satisfies this right. After the exchange offer is completed, you will no longer be entitled to any exchange or registration rights with respect to your private notes.

We explain the exchange offer in greater detail beginning on page 15.

The Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

The form and terms of the exchange notes are the same as the form and terms of the private notes, except that the exchange notes will be registered under the Securities Act and, therefore, the exchange notes will not be subject to the transfer restrictions, registration rights and provisions providing for an increase in the interest rate applicable to the private notes. The exchange notes will evidence the same debt as the private notes, and both the private notes and the exchange notes are governed by the same indenture.

Issuer	Bio-Rad Laboratories, Inc.

Notes Offered	$300.0 million aggregate principal amount of 8.00% Senior Subordinated Notes due 2016.

Maturity Date	September 15, 2016.

Interest Payment Dates	March 15 and September 15 of each year.

Optional Redemption	We may redeem all or a portion of the notes prior to September 15, 2013 at a price equal to 100% of the principal amount of the notes plus a “make-whole” premium as set forth in “Description of Notes—Redemption—Optional Redemption.” In addition, we may redeem the notes, in whole or in part, at our option at any time on or after September 15, 2013 at the redemption prices listed in “Description of Notes—Redemption—Optional Redemption.”

On or before September 15, 2012, we may, at our option and subject to certain requirements, use the net proceeds from one or more qualified equity offerings to redeem up to 35% of the original aggregate principal amount of the notes at 108.000% of the principal amount of the notes, plus accrued and unpaid interest. See “Description of Notes—Redemption—Optional Redemption.”

Sinking Fund	None.

Subordination	The notes rank junior to all of our existing and future senior indebtedness, including any indebtedness outstanding from time to time under our credit facility, rank pari passu with our existing and future senior subordinated indebtedness, including our $425.0 million of existing senior subordinated notes, and rank senior to our existing and future indebtedness that is expressly subordinated to the notes. See “Description of Notes—Subordination.”

As of September 30, 2009, the notes were subordinated in right of payment to $10.4 million of our outstanding indebtedness. The notes, however, are effectively subordinated to all existing and future indebtedness of our subsidiaries that are not guarantors, which, as of September 30, 2009, was $13.7 million.

Future Guarantees	None of our subsidiaries were guarantors upon issuance of the private notes. The indenture governing the notes requires all of our existing and future domestic subsidiaries (other than immaterial domestic subsidiaries, as defined for purposes of the guarantee provisions of the indenture) to guarantee the notes on a senior subordinated basis. As of the date hereof, all of our domestic subsidiaries are immaterial subsidiaries. The notes are therefore not currently guaranteed by any of our subsidiaries. Our foreign subsidiaries are not required to guarantee the notes. For more details, see the section “Description of Notes” under the heading “Certain Covenants—Future Guarantors.”

Change of Control	If we experience a change of control, we may be required to make an offer to purchase the notes at 101% of their principal amount, plus accrued and unpaid interest. See “Description of Notes—Certain Covenants—Repurchase of Notes at the Option of the Holder Upon a Change of Control.”

Certain Covenants	The indenture governing the notes contains certain covenants that, among other things, limit our ability and the ability of our subsidiaries to:

•	incur additional debt;

•	create liens;

•	make investments;

•	enter into transactions with affiliates;

•	sell assets;

•	in the case of some of our subsidiaries, guarantee debt;

•	incur debt that is expressly senior to the notes and subordinate to any of our other debt;

•	declare or pay dividends, redeem stock or make other distributions to shareholders; and

•	consolidate or merge.

These covenants are subject to a number of important qualifications and limitations. See “Description of Notes.”

At any time the notes are assigned investment grade ratings from both Standard & Poor’s Rating Service and Moody’s Investors Service, Inc., and no event of default (as defined for purposes of the indenture) has occurred and is continuing, some of the covenants described above will not apply (even if the notes subsequently cease to have investment grade ratings).

Original Issue Discount

The notes were issued with original issue discount for U.S. federal income tax purposes. Thus, U.S. Holders will be required to include such original issue discount in their income as it accrues for U.S. federal income tax purposes in advance of receipt of any payment on the notes to which the income is attributable. See “Certain U.S. Federal Income Tax Consequences—Consequences to U.S. Holders—Original Issue Discount.”

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

We explain the exchange notes in greater detail beginning on page 28.

Risk Factors

You should carefully consider all of the information in this prospectus. In particular, for a discussion of some specific factors that you should consider in evaluating an investment in the notes, see “Supplemental Risk Factors” beginning on page 12 of this prospectus and “Risk Factors” beginning on page 29 of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, which is incorporated by reference herein.

Selected Consolidated Financial Data

(in thousands, except per share data)

The selected consolidated financial data of Bio-Rad presented below relates to each of the five years in the period ended December 31, 2008. The financial data for each of the five years in the period ended December 31, 2008 were derived from Bio-Rad’s audited consolidated financial statements. For more information see the audited consolidated financial statements for the year ended December 31, 2008 in our Current Report on Form 8-K, dated May 18, 2009, which is incorporated by reference herein.

	Year Ended December 31,
	2008	2007(2)	2006	2005	2004
Net sales	$1,764,365	$1,461,052	$1,273,930	$1,180,985	$1,090,012
Cost of goods sold	801,843	669,690	561,394	534,499	479,939

Gross profit	962,522	791,362	712,536	646,486	610,073
Selling, general and administrative expense	591,304	507,978	438,949	416,084	378,264
Product research and development expense	159,518	140,535	123,376	115,104	108,344
Purchased in-process research and development expense	—	7,656	4,100	—	14,620
Impairment losses on goodwill and long-lived assets	28,757	—	—	19,770	—
Interest expense	32,113	31,606	32,022	32,643	20,219
Foreign exchange (gains) losses	7,634	2,576	1,053	(1,528)	2,394
Other (income) and expense, net(1)	353	(19,832)	(28,991)	(28,958)	(11,095)

Income from continuing operations before taxes and noncontrolling interests	142,843	120,843	142,027	93,371	97,327
Provision for income taxes	(44,579)	(26,548)	(38,764)	(15,792)	(31,035)
Net income attributable to noncontrolling interests	(8,754)	(1,301)	—	—	—

Income from continuing operations	89,510	92,994	103,263	77,579	66,292

Discontinued operations:
Loss from discontinued operations (net of tax)	—	—	—	—	(1,487)
Gain on divestiture (net of tax)	—	—	—	3,974	3,437

Total income from discontinued operations	—	—	—	3,974	1,950

Net income attributable to Bio-Rad	$89,510	$92,994	$103,263	$81,553	$68,242

Basic earnings per share:
Continuing operations	$3.30	$3.48	$3.92	$2.98	$2.58
Discontinued operations	—	—	—	0.15	0.07

Basic earnings per share	$3.30	$3.48	$3.92	$3.13	$2.65

Diluted earnings per share:
Continuing operations	$3.24	$3.41	$3.83	$2.91	$2.51
Discontinued operations	—	—	—	0.15	0.07

Diluted earnings per share	$3.24	$3.41	$3.83	$3.06	$2.58

Cash dividends paid per common share	—	—	—	—	—

Total assets	$2,037,264	$1,971,594	$1,596,168	$1,426,582	$1,371,618
Long-term debt, net of current maturities	$445,979	$441,805	$425,625	$425,687	$425,979

Ratio of earnings to fixed charges(3)	4.0x	3.8x	4.4x	3.2x	4.4x

(1)

See Note 10 to the consolidated financial statements in our Current Report on Form 8-K, dated May 18, 2009, for the year ended December 31, 2008 for components of Other income, net. Included in 2005 is interest and investment income of $16.7 million, gains on sales of investments of $11.2 million and litigation expense of $1.2 million. Included in 2006 is interest and investment income of $22.2 million and gains on sales of investments of $4.7 million. Included in 2007 is interest and investment income of $21.5 million offset by a $3.6 million write-down of investments. Included in 2008 is interest and investment income of $10.6 million offset by a $9.6 million other-than-temporary impairment on investments.

(2)

Included in 2007 are the fourth quarter operating results of an acquisition. See Note 2 to the consolidated financial statements in our Current Report on Form 8-K, dated May 18, 2009, for the year ended December 31, 2008.

(3)

For purposes of determining the ratio of earnings to fixed charges, “earnings” consist of income before taxes and noncontrolling interests, noncontrolling interests in pre-tax (income) loss that have not incurred fixed charges, amortization of capitalized interest and fixed charges. “Fixed charges” consist of interest expense (including interest costs capitalized), amortization of debt premium/discount and expense and a portion of rental expense deemed to be representative of the interest factor.

SUPPLEMENTAL RISK FACTORS

You should carefully consider the supplemental risk factors set forth below in addition to the risk factors set forth under “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, which is incorporated by reference herein, as well as the other information contained in or incorporated by reference into this prospectus before making a decision to exchange your private notes for exchange notes in the exchange offer. The risk factors set forth below are generally applicable to the private notes as well as the exchange notes. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations.

Risks Related to the Notes

If you do not exchange your notes pursuant to this exchange offer, you may never be able to sell your notes.

It may be difficult for you to sell notes that are not exchanged in the exchange offer. Those notes may not be offered or sold unless they are registered and there are exemptions from the registration requirements under the Securities Act and applicable state securities laws.

If you do not tender your private notes or if we do not accept some of your private notes, those notes will continue to be subject to the transfer and exchange restrictions in:

•	the indenture;

•	the legend on the private notes; and

•	the offering circular relating to the private notes.

The restrictions on transfer of your private notes arise because we issued the private notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the private notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold pursuant to an exemption from such requirements. We do not intend to register the private notes under the Securities Act. To the extent private notes are tendered and accepted in the exchange offer, the trading market, if any, for the private notes would be adversely affected.

The notes are unsecured and subordinated to our senior debt.

The notes rank junior in right of payment to all of our existing and future senior debt, including any indebtedness outstanding from time to time under our credit facility. Our senior debt includes all debt that is not expressly subordinated to or ranked pari passu with the notes, subject to certain exceptions. The indenture governing the notes requires all of our existing and future domestic subsidiaries (other than immaterial domestic subsidiaries, as defined for purposes of the guarantee provisions of the indenture) to guarantee the notes on a senior subordinated basis. As of the date hereof, all of our domestic subsidiaries are immaterial subsidiaries. The private notes were not guaranteed by any of our subsidiaries on the date the private notes were issued, and we expect that the exchange notes will not be guaranteed by any of our subsidiaries on the date the exchange notes are issued. Our foreign subsidiaries are not required to guarantee the notes. Any such future guarantees, if any, will be subordinated to all existing and future obligations and liabilities of the guarantors that rank senior to the guarantees. In addition, the notes are not secured by any of our assets or any assets of our subsidiaries. As a result, the notes are effectively subordinated to all of our and our subsidiaries’ secured indebtedness to the extent of the value of the assets securing such indebtedness. As of September 30, 2009, the notes were subordinated in right of payment to $10.4 million of our outstanding indebtedness.

In addition, the notes are effectively subordinated to all existing and future indebtedness of our subsidiaries that are not guarantors, which, as of September 30, 2009 was $13.7 million.

You may not be fully repaid on your notes if we or any future guarantor are declared bankrupt, become insolvent, are liquidated or reorganized, default on payment under senior debt or commit a default causing the acceleration of the maturity of our debt. In such a case, holders of any debt that ranks senior to the notes will be entitled to be paid in full from our assets and the assets of our subsidiaries before any payment may be made with respect to the notes or the guarantees. As a result, we may not have sufficient assets to fully repay the notes. An event of default under our senior debt also may prohibit us and any future guarantors of the notes from paying the obligations under the notes or the guarantees.

Our ability to repay the notes and other debt depends in part on cash flow from our subsidiaries.

Substantially all of our active subsidiaries operate overseas. Our foreign subsidiaries generated approximately 70% of our net sales in the year ended December 31, 2008, and held approximately 54% of our consolidated assets as of September 30, 2009. Consequently, we depend in part on distributions or other intercompany transfers of funds from our subsidiaries to meet our debt service and other obligations, including with respect to the notes. Our subsidiaries are not obligated to make funds available to us for payment on the notes, so long as they do not become guarantors. In addition, distributions and intercompany transfers to us from our subsidiaries will depend on:

•	their earnings;

•	covenants contained in their debt agreements;

•	covenants contained in other agreements to which our subsidiaries are or may become subject;

•	business and tax considerations; and

•	applicable law.

We cannot assure you that the operating results of our subsidiaries at any given time will be sufficient to make distributions or other payments to us and that these distributions and/or payments will be adequate to pay principal and interest on the notes when due. In addition, our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries that are not guarantors upon their liquidation or recapitalization will generally be subject to the prior claims of the subsidiaries’ creditors.

Our existing credit facility grants to the lenders security interests in the capital stock of certain of our subsidiaries. As a result, if an event of default occurs under our credit facility, the lenders would be able to exercise certain remedies with respect to that capital stock which would have the effect of giving the lenders control over those subsidiaries and their assets.

We may be unable to purchase the notes upon a change in control.

Upon the occurrence of a change of control, as defined in the indenture governing the notes, we are required to offer to purchase the notes in cash at a price equal to 101% of the principal amount of the notes, plus accrued interest and unpaid liquidated damages, if any. A change in control may constitute an event of default and may trigger similar rights under our other indebtedness, including our 7.50% Senior Subordinated Notes due 2013 and 6.125% Senior Subordinated Notes due 2014, which we collectively refer to as our Existing Notes, then outstanding. In the event of a change in control, we may not have sufficient funds to purchase all of the notes, the Existing Notes and to repay the amounts outstanding under our credit facilities or other indebtedness. Further, payment of the purchase price of the notes will be subordinated to the prior payment of our senior indebtedness.

There is no public market for the notes, and we cannot be sure that a market for the notes will develop.

The exchange notes are a new issue of securities for which there is no active trading market. The initial purchaser of the private notes has advised us that it presently intends to make a market in the exchange notes as permitted by applicable law. The initial purchaser is not obligated, however, to make a market in the exchange notes and any such market-making may be discontinued at any time at the sole discretion of the initial purchaser. In addition, the liquidity of the trading market in the notes and the market prices quoted for the notes may be adversely affected by changes in the overall market for high-yield securities. As a result, you cannot be sure that an active trading market will develop for the exchange notes.

Volatile trading prices may require you to hold the notes for an indefinite period of time.

If a market develops for the exchange notes, the exchange notes might trade at prices higher or lower than the initial offering price of the private notes. The trading price would depend on many factors, such as prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial fluctuation in the prices of these securities. The market for the exchange notes may be subject to such disruptions, which could have an adverse effect on the price of the exchange notes. You should be aware that you may be required to bear the financial risk of an investment in the notes for an indefinite period of time.

The notes were issued with original issue discount for U.S. federal income tax purposes.

The notes were issued with original issue discount for U.S. federal income tax purposes. Thus, U.S. Holders will be required to include such original issue discount in their income as it accrues for U.S. federal income tax purposes in advance of receipt of any payment on the notes to which the income is attributable. See “Certain U.S. Federal Income Tax Consequences—Consequences to U.S. Holders—Original Issue Discount.”

Bankruptcy considerations related to the original issue discount—If a bankruptcy petition were filed by or against us, holders of the notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	that portion of the original issue discount that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to under the terms of the indenture governing the notes, even if sufficient funds are available.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

We issued $300.0 million of the private notes on May 26, 2009 to Credit Suisse Securities (USA) LLC, the initial purchaser, pursuant to a purchase agreement. The initial purchaser subsequently sold the private notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in reliance on Rule 144A, and outside the United States under Regulation S of the Securities Act. As a condition to the sale of the private notes, we entered into a registration rights agreement with the initial purchaser on May 26, 2009. Pursuant to the registration rights agreement, we agreed that we would:

(1) file an exchange offer registration statement with the SEC on or prior to January 11, 2010;

(2) use our reasonable best efforts to have the exchange offer registration statement declared effective by the SEC on or prior to April 11, 2010;

(3) keep the exchange offer open for a period of not less than the minimum period required under applicable law, but in no event for less than 20 business days; and

(4) consummate the exchange offer within 45 days after the exchange offer registration statement is declared effective.

Upon the effectiveness of the exchange offer registration statement, we will offer the exchange notes in exchange for the private notes. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Resale of the Exchange Notes

Based upon an interpretation by the staff of the SEC contained in no-action letters issued to third parties, we believe that you may exchange private notes for exchange notes in the ordinary course of business. For further information on the SEC’s position, see Exxon Capital Holdings Corporation, available May 13, 1988, Morgan Stanley & Co. Incorporated, available June 5, 1991 and Shearman & Sterling, available July 2, 1993, and other interpretive letters to similar effect. You will be allowed to resell exchange notes to the public without further registration under the Securities Act and without delivering to purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act so long as you do not participate, do not intend to participate, and have no arrangement with any person to participate, in a distribution of the exchange notes. However, the foregoing does not apply to you if you are: a broker-dealer who purchased the exchange notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act; or you are an “affiliate” of ours within the meaning of Rule 405 under the Securities Act.

In addition, if you are a broker-dealer, or you acquire exchange notes in the exchange offer for the purpose of distributing or participating in the distribution of the exchange notes, you cannot rely on the position of the staff of the SEC contained in the no-action letters mentioned above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

Each broker-dealer that receives exchange notes for its own account in exchange for private notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal for use in connection with any such resale will state that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for private notes which the broker-dealer acquired as a result of market-making or other trading activities.

Terms of the Exchange Offer

Upon the terms and subject to the conditions described in this prospectus, we will accept any and all private notes validly tendered and not withdrawn before the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding private notes surrendered pursuant to the exchange offer. You may tender private notes only in integral multiples of $1,000.

The form and terms of the exchange notes are the same as the form and terms of the private notes except that:

•	we will register the exchange notes under the Securities Act and, therefore, the exchange notes will not bear legends restricting their transfer; and

•

holders of the exchange notes will not be entitled to any of the rights of holders of private notes under the registration rights agreement, which rights will terminate upon the completion of the exchange offer.

The exchange notes will evidence the same debt as the private notes and will be issued under the same indenture, so the exchange notes and the private notes will be treated as a single class of debt securities under the indenture.

As of the date of this prospectus, $300,000,000 in aggregate principal amount of the private notes is outstanding and registered in the name of Cede & Co., as nominee for The Depository Trust Company. Only registered holders of the private notes, or their legal representative or attorney-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. We will not set a fixed record date for determining registered holders of the private notes entitled to participate in the exchange offer.

You do not have any appraisal or dissenters’ rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC.

We will be deemed to have accepted validly tendered private notes when, as and if we had given oral or written notice of acceptance to the Exchange Agent. The Exchange Agent will act as your agent for the purposes of receiving the exchange notes from us.

If you tender private notes in the exchange offer you will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of private notes pursuant to the exchange offer. We will pay all charges and expenses, other than the applicable taxes described below under “—Fees and Expenses,” in connection with the exchange offer.

Expiration Date; Extensions; Amendments

The term “expiration date” will mean 5:00 p.m., New York City time on January 28, 2010, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which we extend the exchange offer.

To extend the exchange offer, we will notify the Exchange Agent and each registered holder of any extension in writing by a press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. The notice of extension will disclose the aggregate principal amount of the private notes that have been tendered as of the date of such notice.

We reserve the right, in our reasonable discretion:

•	to delay accepting any private notes due to an extension of the exchange offer; or

•	if any conditions listed below under “—Conditions” are not satisfied, to terminate the exchange offer in each case by giving written notice of the delay, extension or termination to the Exchange Agent and by press release or public announcement.

We will follow any delay in acceptance, extension or termination as promptly as practicable by written notice to the registered holders by a press release or other public announcement. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that we will distribute to the registered holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure, if the exchange offer would otherwise expire during the five to ten business day period.

Interest on the Exchange Notes

The exchange notes will bear interest at the same rate and on the same terms as the private notes. Consequently, the exchange notes will bear interest at a rate equal to 8.00% per annum (calculated using a 360-day year). Interest will be payable on the exchange notes semi-annually on each March 15 and September 15.

Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the private notes. We will deem the right to receive any interest accrued but unpaid on the private notes waived by you if we accept your private notes for exchange.

Procedures for Tendering

If you are a DTC, Euroclear or Clearstream participant that has private notes which are credited to your DTC, Euroclear or Clearstream account by book-entry and which are held of record by DTC, Euroclear or Clearstream’s nominee, as applicable, you may tender your private notes by book-entry transfer as if you were the record holder. Because of this, references herein to registered or record holders include DTC, Euroclear and Clearstream participants with private notes credited to their accounts. If you are not a DTC, Euroclear or Clearstream participant, you may tender your private notes by book-entry transfer by contacting your broker, dealer or other nominee or by opening an account with a DTC, Euroclear or Clearstream participant, as the case may be.

To tender private notes in the exchange offer, you must:

•	comply with DTC’s Automated Tender Offer Program (“ATOP”) procedures described below; and

•

the Exchange Agent must receive a timely confirmation of a book-entry transfer of the private notes into its account at DTC through ATOP pursuant to the procedure for book-entry transfer described below, along with a properly transmitted agent’s message, before the expiration date.

Participants in DTC’s ATOP program must electronically transmit their acceptance of the exchange by causing DTC to transfer the private notes to the Exchange Agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send an agent’s message to the Exchange Agent. With respect to the exchange of the private notes, the term “agent’s message” means a message transmitted by DTC, received by the Exchange Agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its ATOP that is tendering private notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus; and

•	the Company may enforce the agreement against such participant.

Participants in Euroclear’s or Clearstream’s book-entry transfer facility system must electronically transmit their acceptance of the exchange to Euroclear or Clearstream. The receipt of such electronic acceptance instruction by Euroclear or Clearstream will be acknowledged in accordance with the standard practices of such book-entry transfer facility and will result in the blocking of such private notes in that book-entry transfer facility. By blocking such private notes in the relevant book-entry transfer facility, each holder of private notes will be deemed to consent to have the relevant book-entry transfer facility provide details concerning such holder’s identity to the Exchange Agent. The receipt of an electronic instruction by Euroclear or Clearstream shall mean:

•

Euroclear or Clearstream, as applicable, has received an express acknowledgment from a participant in Euroclear or Clearstream, as the case may be, that such participant is tendering private notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus; and

•	the Company may enforce the agreement against such participant.

Your tender, if not withdrawn before the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions described in this prospectus.

DTC, Euroclear and Clearstream are collectively referred to herein as the “book-entry transfer facilities” and, individually as a “book-entry transfer facility.”

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered private notes, which determination will be final and binding. We reserve the absolute right to reject any and all private notes not properly tendered or any private notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular private notes. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with tenders of private notes within the time we determine. Although we intend to notify you of defects or irregularities with respect to tenders of private notes, neither we, the Exchange Agent nor any other person will incur any liability for failure to give you that notification. Unless waived, we will not deem tenders of private notes to have been made until you cure the defects or irregularities.

While we have no present plan to acquire any private notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any private notes that are not tendered in the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any private notes that remain outstanding after the expiration date. We also reserve the right to terminate the exchange offer, as described below under “—Conditions,” and, to the extent permitted by applicable law, purchase private notes in the open market, in privately negotiated transactions or otherwise. The terms of any of those purchases or offers could differ from the terms of the exchange offer.

If you wish to tender private notes in exchange for exchange notes in the exchange offer, we will require you to represent that:

•	the private notes are, at the time of acceptance, and will continue to be, until exchanged in this offer, held by you;

•

you acknowledge that all authority conferred or agreed to be conferred pursuant to these representations, warranties and undertakings and every obligation of yours shall be binding upon your successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives and shall not be affected by, and shall survive, your death or incapacity (if an individual) or dissolution (if an entity);

•

you will, upon request, execute and deliver any documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange of the private notes that are the subject of the electronic acceptance instruction;

•

you have full power and authority to tender, exchange, assign and transfer the private notes that are the subject of the electronic acceptance instruction and that when such notes are accepted for exchange by the Company, the notes will be transferred by you with full title guarantee free from all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right, together with all rights attached thereto;

•	you are not an affiliate of ours;

•	you will acquire any exchange notes in the ordinary course of your business;

•	you do not have an arrangement or understanding with any person to participate in the distribution of the exchange notes; and

•	at the time of completion of the exchange offer, you are not engaged in, and do not intend to engage in, a distribution of the exchange notes.

You will be deemed to make such representations by tendering private notes in the exchange offer. In addition, in connection with the resale of exchange notes, any participating broker-dealer who acquired the private notes for its own account as a result of market-making or other trading activities acknowledges that it must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the notes, with this prospectus.

Book-Entry Transfer

The Exchange Agent will make a request to establish an account with respect to the private notes at DTC, as book-entry transfer facilities, for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book entry transfer facility’s system may make book-entry delivery of private notes by causing the depositary to transfer the private notes into the Exchange Agent’s account at the facility in accordance with the facility’s procedures for such transfer.

In all cases, we will issue exchange notes for private notes that we have accepted for exchange under the exchange offer only after the Exchange Agent timely receives:

•	confirmation of book-entry transfer of your private notes into the Exchange Agent’s account at DTC; and

•	a properly transmitted agent’s message.

If we do not accept any tendered private notes for any reason set forth in the terms of the exchange offer, we will credit the non-exchanged private notes to your account maintained at the applicable book-entry transfer facility.

Withdrawal of Tenders

You may withdraw your tender of private notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, the holder must cause to be transmitted to the Exchange Agent an agent’s message, which agent’s message must be received by the Exchange Agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, the Exchange Agent must receive a timely confirmation of book-entry transfer of the private notes out of the Exchange Agent’s account at DTC, under the applicable procedure for book-entry transfers described herein, along with a properly transmitted agent’s message, on or before the expiration date.

We will determine in our sole discretion all questions as to the validity, form and eligibility of the notices, and our determination will be final and binding on all parties. We will not deem any properly withdrawn private notes to have been validly tendered for purposes of the exchange offer, and we will not issue exchange notes with respect to those private notes, unless you validly retender the withdrawn private notes. You may retender properly withdrawn private notes by following the procedures described above under “—Procedures for Tendering” at any time before the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the exchange notes for, any private notes, and may terminate the exchange offer as provided in this prospectus before the acceptance of the private notes, if, in our reasonable judgment, the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the SEC.

If we determine in our reasonable discretion that any of these conditions are not satisfied, we may

•	refuse to accept any private notes and return all tendered private notes to you;

•	extend the exchange offer and retain all private notes tendered before the exchange offer expires, subject, however, to your rights to withdraw the private notes; or

•	waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered private notes that have not been withdrawn.

If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the private notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Termination of Rights

All of your rights under the registration rights agreement will terminate upon consummation of the exchange offer except with respect to our continuing obligations:

•	to indemnify you and parties related to you against liabilities, including liabilities under the Securities Act; and

•	to provide, upon your request, the information required by Rule 144A(d)(4) under the Securities Act to permit resales of the notes pursuant to Rule 144A.

Shelf Registration

If:

(1) we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy;

(2) the exchange offer has not been completed by May 26, 2010; or

(3) the exchange offer is not available to any holder of transfer restricted securities,

we will file with the SEC a shelf registration statement to cover resales of the private notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

For purposes of the preceding, “transfer restricted securities” means each private note until:

(1) the date on which such note has been exchanged by a person other than a broker-dealer for an exchange note in the exchange offer;

(2) following the exchange by a broker-dealer in the exchange offer of a private note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement;

(3) the date on which such private note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

(4) the date on which such private note is distributed to the public pursuant to Rule 144 under the Securities Act.

Liquidated Damages

If:

(1) we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

(2) any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness; or

(3) we fail to consummate the exchange offer within 45 days after the exchange offer registration statement is declared effective; or

(4) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales or exchanges of transfer restricted securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a “registration default”), then we will pay to each holder of the outstanding notes, as liquidated damages, for the period from the occurrence of the registration default (but only with respect to one registration default at any particular time) until such time as no registration default is in effect an amount per annum equal to 0.25% during the first 90-day period following the occurrence of such registration default which rate shall increase by an additional 0.25% during each subsequent 90-day period, up to a maximum of 1.00% in respect of the aggregate principal amount of transfer restricted securities held by such holder until the applicable registration statement is filed, the exchange offer registration statement is declared effective and the exchange offer is consummated or the shelf registration statement is declared effective or again becomes effective, as the case may be.

Exchange Agent

We have appointed Wells Fargo Bank, National Association as Exchange Agent for the exchange offer. You should direct questions and requests for assistance and requests for additional copies of this prospectus to the Exchange Agent addressed as follows:

By Registered or Certified Mail:	By Hand Delivery:

Wells Fargo Bank, National Association 625 Marquette Avenue MAC CODE: N9303-121 Minneapolis, Minnesota 55402 Attention: Corporate Trust Administration	Wells Fargo Bank, National Association 625 Marquette Avenue MAC CODE: N9303-121 Minneapolis, Minnesota 55402 Attention: Corporate Trust Administration

By Overnight Delivery: Wells Fargo Bank, National Association 625 Marquette Avenue MAC CODE: N9303-121 Minneapolis, Minnesota 55402 Attention: Corporate Trust Administration	By Facsimile: (213) 614-3355 Attention: Corporate Trust Administration Confirm by Telephone: (800) 344-5128

Delivery to an address other than the one stated above or transmission via a facsimile number other than the one stated above will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. We have not retained any dealer manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

We will pay the cash expenses incurred in connection with the exchange offer which we estimate to be approximately $250,000. These expenses include registration fees, fees and expenses of the Exchange Agent and the trustee, accounting and legal fees and printing costs, among others.

We will pay all transfer taxes, if any, applicable to the exchange of notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the private notes pursuant to the exchange offer, then you must pay the amount of the transfer taxes.

Consequence of Failures to Exchange

Participation in the exchange offer is voluntary. We urge you to consult your financial and tax advisors in making your decisions on what action to take. Private notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, those private notes may be resold only:

•	to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•	in a transaction meeting the requirements of Rule 144 under the Securities Act;

•	outside the United States to a foreign person in a transaction meeting the requirements of Rule 903 or 904 of Regulation S under the Securities Act;

•	in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel if we so request;

•	to us; or

•	pursuant to an effective registration statement.

In each case, the private notes may be resold only in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

USE OF PROCEEDS

The exchange offer satisfies an obligation under the registration rights agreement. We will not receive any cash proceeds from the exchange offer.

The net proceeds from the sale of the private notes, after deducting estimated discounts, commissions and offering expenses were approximately $293 million. The net proceeds will be used for working capital and general corporate purposes, which may include acquisitions. As part of our overall business strategy, we pursue acquisitions of and investments in complementary companies, products and technologies. On October 23, 2009, we announced a definitive agreement to acquire certain diagnostic businesses of Biotest AG, and we are evaluating a number of acquisitions on a preliminary basis, but it is not certain that any of these transactions will be completed or advance beyond the preliminary stages.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and short-term investments, short-term debt and our consolidated capitalization at September 30, 2009.

Actual
(in thousands, except share data (unaudited)
Cash, cash equivalents and short-term investments	$642,109

Short-term debt:
Notes payable and current maturities of long-term debt	$5,346

Long-term debt, net of current maturities:
Revolving credit facility(1)	—
8.00% Senior Subordinated Notes due 2016	294,935
7.5% Senior Subordinated Notes due 2013	225,000
6.125% Senior Subordinated Notes due 2014	200,000
Other long-term debt	18,752

Total long-term debt	738,687

Total debt	744,033

Stockholders’ equity:
Preferred stock, $0.0001 par value, 7,500,000 shares authorized; none outstanding at September 30, 2009	—
Class A common stock, $0.0001 par value, 80,000,000 shares authorized; outstanding—22,348,945 shares outstanding at September 30, 2009	2
Class B common stock, $0.0001 par value, 20,000,000 shares authorized; outstanding—5,131,347 shares outstanding at September 30, 2009	1
Additional paid-in capital	125,083
Class A treasury stock, zero shares at September 30, 2009	—
Retained earnings	958,335
Accumulated other comprehensive income: Currency translation and other	125,240

Total Bio-Rad stockholders’ equity	1,208,661
Noncontrolling interests	19,010

Total stockholders’ equity	1,227,671

Total capitalization	$1,971,704

(1)	Our existing credit facility consists of a $200 million revolving facility, which we can increase to $250 million upon satisfaction of certain conditions.

DESCRIPTION OF CERTAIN INDEBTEDNESS

On June 21, 2005, we entered into our existing credit facility with certain financial institutions (the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent, Wells Fargo Bank, N.A. and Union Bank of California, N.A., as syndication agents, and ABN Amro Bank N.V. and BNP Paribas, as documentation agents. The following is a summary description of the principal terms of our existing credit facility, as amended, and the other loan documents related thereto. We urge you to read the definitive documentation for a more complete understanding of our existing credit facility. You may request a copy of our existing credit facility at our address set forth on page i of this prospectus. Our obligations under our existing credit facility will constitute Senior Debt and Designated Senior Debt (each as defined in “Description of Notes”) with respect to the notes.

The Facility

Structure. Our existing credit facility consists of a $200.0 million revolving facility, which we can increase to $250.0 million upon satisfaction of certain conditions.

We may use the revolving facility to fund our working capital requirements and other general corporate expenditures.

The revolving facility matures June 21, 2010. Loans under the revolving facility are available at any time during its five-year term in U.S. dollars or, subject to certain limitations, Euros, subject to various conditions precedent typical of bank loans.

Interest. Borrowings under our existing credit facility bear interest at a variable rate per annum equal (at our option) to (a) a reserve adjusted Eurodollar rate or (b) a base rate equal to the higher of (1) the administrative agent’s announced corporate base rate and (2) the Federal Funds effective rate plus 1/2 of 1% per annum plus, in each case, an applicable margin based on our financial performance and compliance with the terms of our existing credit facility.

Fees. We have agreed to pay certain fees with respect to our existing credit facility, including fees on the unused portion of the revolving loan commitments and on outstanding letters of credit, arrangement and other similar fees.

Security. Debt outstanding under our existing credit facility is secured by substantially all of our personal property assets. The credit facility is also secured by:

•

the assets of our existing and future material domestic subsidiaries, which are defined to include any domestic subsidiary (other than a guarantor) with assets having a book value of $25.0 million or more, any group of domestic subsidiaries (other than guarantors) having combined assets with a book value of $50.0 million or more or any subsidiary that represents more than 10% of our consolidated assets or more than 10% of our consolidated net income; and

•	65% of the capital stock of foreign subsidiaries directly owned by us or any guarantor.

Covenants. Our existing credit facility contains a number of covenants that, among other things, restrict our ability and the ability of our subsidiaries to

•	declare or pay dividends;

•	incur additional debt;

•	guarantee obligations of others;

•	engage in certain transactions with affiliates;

•	engage in mergers or consolidations;

•	sell, lease or dispose certain assets;

•	make certain investments;

•	create liens on assets;

•	prepay subordinated debt;

•	change the business conducted by us and our subsidiaries; or

•	enter into certain sale-leaseback transactions.

In addition, our existing credit facility requires us to comply with specified financial ratios and tests, including maximum consolidated leverage ratio test, minimum consolidated interest coverage ratio test and a minimum net worth test. The facility also contains provisions that prohibit any modifications of the indenture in any manner adverse to the Lenders under the facility and that limit our ability to refinance or otherwise prepay the notes without the consent of the Lenders.

Events of Default. Our existing credit facility contains customary events of default, including material inaccuracies of representations or warranties, non-payment of principal, interest or fees, violation of covenants, cross defaults to certain other indebtedness and hedge agreements, certain events of bankruptcy or insolvency, material judgments against us and our subsidiaries, certain ERISA events, environmental events or conditions which could reasonably be expected to have a material adverse effect on us, a change of control under certain circumstances set forth therein, and invalidity of any guarantee.

DESCRIPTION OF NOTES

We issued the private notes, and will issue the exchange notes (unless the context requires otherwise, references to the “Notes” include the private notes and the exchange notes), pursuant to an indenture (the “Indenture”), dated as of May 26, 2009, by and between us and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

You can find the definitions of certain capitalized terms used in this section under the heading “Certain Definitions” below. For purposes of this Description of Notes, references to “Bio-Rad,” “we,” “our,” or “us” include only Bio-Rad Laboratories, Inc. and Bio-Rad’s successors in accordance with the terms of the Indenture and, except pursuant to the terms of any Guarantee, not our Subsidiaries.

The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof.

The following summaries of certain provisions of the Indenture are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the Indenture. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the Notes.

Brief Description of the Notes

The Notes:

•	are general unsecured obligations;

•	rank junior in right of payment with all of our existing and future Senior Debt (other than trade payables);

•	rank equally in right of payment with all of our existing and future senior subordinated debt, including the Existing Notes;

•	rank senior in right of payment with all of our existing and future Subordinated Indebtedness; and

•	are effectively subordinated to all existing and future debt of our subsidiaries that are not guarantors, including trade payables.

The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof.

The term “Subsidiaries” as used in this section does not include Unrestricted Subsidiaries. As of the Issue Date, none of our Subsidiaries were Unrestricted Subsidiaries. However, under certain circumstances, we will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the Indenture.

Principal, Maturity and Interest

We will issue up to an aggregate principal amount of $300 million of exchange notes in the exchange offer. The Indenture provides for the issuance of additional notes having identical terms and conditions to the Notes (the “Additional Notes”), subject to compliance with the covenants contained in the Indenture, including without limitation the provisions set forth under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock.” Any Additional Notes will be part of the same issue as the Notes and will vote on all matters with the Notes. It is possible, however, that such Additional Notes will not be treated as part of the same issue as the Notes for U.S. federal income tax purposes.

The Notes will mature on September 15, 2016.

The Notes will bear interest at the rate per annum stated on the cover page hereof from the date of issuance or from the most recent date to which interest has been paid or provided for (the “Interest Payment Date”), payable semi-annually in arrears on March 15 and September 15 of each year, beginning September 15, 2009, to the persons in whose names such Notes are registered at the close of business on the March 1 or September 1 immediately preceding such Interest Payment Date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Methods of Receiving Payments on the Notes

Principal of, premium, if any, and interest (and Liquidated Damages, if any) on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at our office or agency maintained for such purpose, which office or agency shall be maintained in The City of New York. Except as set forth below, at our option, payment of interest may be made by check mailed to the holders of the Notes (the “Holders”) at the addresses set forth upon our registry books. No service charge will be made for any registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by us, our office or agency will be the corporate trust office of the Trustee presently located at the office of the Trustee in The City of New York.

Subordination

The Notes are our general unsecured obligations, contractually subordinated in right of payment to all of our Senior Debt. This means that holders of our Senior Debt must be paid in full before any amounts are paid to the Holders in the event we become bankrupt or are liquidated and that holders of Senior Debt can block payments to the Holders in the event of a default by us on such Senior Debt, all as more fully described below.

As of September 30, 2009, we had $10.4 million of Senior Debt and no Indebtedness that is subordinated to the Notes in right of payment. These Notes rank pari passu in right of payment with the Existing Notes.

The rights of Holders are effectively subordinated to all existing and future indebtedness and preferred stock of our subsidiaries that are not guarantors, which as of September 30, 2009, was $13.7 million.

We may not make payment (by set-off or otherwise), as applicable, on account of any Obligation, including the principal of, premium, if any, or interest on the Notes (or Liquidated Damages, if any), or on account of the redemption provisions of the Notes (including any repurchases of Notes), for cash or property (other than payments made with Junior Securities or from the trust described under “Legal Defeasance and Covenant Defeasance”):

(1) in the event of default in the payment of any principal of, premium, if any, or interest on our Designated Senior Debt, when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a “Payment Default”), unless and until such Payment Default has been cured or waived in writing or otherwise has ceased to exist, or

(2) upon the happening of an event of default other than a Payment Default that permits the holders of Designated Senior Debt to declare such Designated Senior Debt to be due and payable (a “Non-payment Default”) and written notice of such event of default given to us and the Trustee by the representative under the Credit Agreement (a “Payment Notice”), unless and until such event of default has been cured or waived in writing or otherwise has ceased to exist.

Notwithstanding the foregoing, unless the Designated Senior Debt in respect of which a Non-payment Default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the “Payment Blockage Period”) (and such declaration has not been rescinded or waived), at the end of the Payment Blockage Period, we shall be required to pay all sums not previously paid to the Holders during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Notes.

Any number of Payment Notices may be given; provided, however, that

(1) not more than one Payment Notice shall be given within a period of any 360 consecutive days, and

(2) no Non-payment Default that existed upon the date of such Payment Notice or the commencement of such Payment Blockage Period (whether or not such event of default is on the same issue of Senior Debt) shall be made the basis for the commencement of any other Payment Blockage Period (unless such default has been cured or waived for a period of not less than 120 days).

Upon any distribution of our assets upon any dissolution, winding up, total or partial liquidation or reorganization of us, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshalling of assets or liabilities

(1) the holders of all of our Senior Debt will first be entitled to receive payment in full in cash or Cash Equivalents (or have such payment first duly provided for to the satisfaction of the Holders of the Senior Debt) or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or Cash Equivalents before the Holders are entitled to receive any payment on account of any Obligation, including the principal of, premium, if any, and interest on the Notes (or Liquidated Damages, if any) (other than payments made with Junior Securities or from the trust described under “Legal Defeasance and Covenant Defeasance”), and

(2) any payment or distribution of our assets of any kind or character from any source, whether in cash, property or securities (other than payments or distributions made with Junior Securities or from the trust described under “Legal Defeasance and Covenant Defeasance”) to which the Holders or the Trustee on behalf of the Holders would be entitled (by set-off or otherwise), except for the subordination provisions contained in the Indenture, will be paid by the liquidating trustee or agent or other Person making such a payment or distribution directly to the holders of such Senior Debt or their representative to the extent necessary to make payment in full (or have such payment first duly provided for to the satisfaction of the Holders of the Senior Debt) on all such Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

In the event that, notwithstanding the foregoing, any payment or distribution of our assets (other than payments or distributions made with Junior Securities or from the trust described under “Legal Defeasance and Covenant Defeasance”) shall be received by the Trustee or the Holders at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of such Senior Debt, and shall be paid or delivered by the Trustee or such Holders, as the case may be, upon a request in writing from or on behalf of the holders of such Senior Debt remaining unpaid or unprovided for to such holders or to their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Debt may have been issued, ratably according to the aggregate principal amounts remaining unpaid on account of such Senior Debt held or represented by each, for application to the payment of all such Senior Debt remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Debt in full in cash or Cash Equivalents or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or Cash Equivalents after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

No provision contained in the Indenture or the Notes will affect our obligation or the obligations of any Guarantors, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest (and, if applicable, Liquidated Damages) on the Notes. The subordination provisions of the Indenture and the Notes will not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights of the Trustee or any Holder to pursue any other rights or remedies with respect to the Notes.

As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of our creditors or a marshalling of our assets and liabilities, Holders may receive ratably less than other creditors of Bio-Rad.

Certain Bankruptcy Limitations

We conduct a substantial portion of our operations through Subsidiaries. Accordingly, our ability to meet our cash obligations may in part depend upon the ability of those Subsidiaries and any future Subsidiaries to make cash distributions to us and to pay intercompany receivables. Furthermore, any right we have to receive the assets of any Subsidiary upon that Subsidiary’s liquidation or reorganization (and the consequent right of the Holders to participate in the distribution of the proceeds of those assets) effectively will be subject to the prior claims of that Subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as creditors of that Subsidiary.

Redemption

Optional Redemption

At any time prior to September 15, 2013, we may redeem all or part of the Notes, upon not less than 10 days’ nor more than 60 days’ prior notice to each Holder of the Notes to be redeemed, at a redemption price equal to 100% of the principal amount of those Notes plus the Applicable Premium as of, and accrued and unpaid interest and Liquidated Damages, if any, thereon to, the applicable Redemption Date.

At any time on or after September 15, 2013, we may redeem the Notes for cash at our option, in whole or in part, upon not less than 10 days’ nor more than 60 days’ notice to each Holder of Notes, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing September 15 of the years indicated below, in each case together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption of the Notes (“Redemption Date”):

Year	Percentage
2013	104.000%
2014	102.000%
2015 and thereafter	100.000%

Notwithstanding the foregoing, at any time prior to September 15, 2012, upon any sale of our common stock for cash, up to 35% of the aggregate principal amount of the Notes originally issued pursuant to the Indenture on the Issue Date may be redeemed at our option within 90 days of such sale, on not less than 10 days’, but not more than 60 days’, notice to each Holder of the Notes to be redeemed, with cash received by us from the Net Cash Proceeds of such sale, at a redemption price equal to 108.000% of the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the Redemption Date; provided, however, that immediately following such redemption not less than 65% of the aggregate principal amount of the Notes originally issued pursuant to the Indenture on the Issue Date remain outstanding.

If the Redemption Date hereunder is on or after an interest record date (“Record Date”) on which the Holders of record have a right to receive the corresponding interest due and Liquidated Damages, if any, and on or before the associated Interest Payment Date, any accrued and unpaid interest and Liquidated Damages, if any, due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and such interest and Liquidated Damages, if any, will not be payable to Holders whose Notes are redeemed pursuant to such redemption.

In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

Notice of any redemption will be sent, by first class mail, at least 10 days and not more than 60 days prior to the Redemption Date to the Holder of each Note to be redeemed to such Holder’s last address as then shown upon the registry books of our registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption, unless we default in the payment thereof.

No Sinking Fund

The Notes will not have the benefit of any sinking fund and we will not be required to make any mandatory redemption payments with respect to the Notes.

Covenant Suspension

The Indenture provides that at any time the Notes have achieved Investment Grade Ratings by both Rating Agencies and no Default or Event of Default has occurred and is continuing, the provisions of the Indenture described under the following headings under “Certain Covenants” will no longer apply (even if the Notes subsequently cease to have Investment Grade Ratings):

•	“—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock,”

•	“—Limitation on Restricted Payments,”

•	“—Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries,”

•	“—Limitation on Liens,”

•	“—Limitation on Sale of Assets and Subsidiary Stock,”

•	“—Limitation on Transactions with Affiliates,”

•	clause (3) under “—Limitation on Merger, Sale or Consolidation,”

•	“—Future Guarantors,” and

•	“—Release of Guarantors.”

For purposes hereof the following terms shall have meanings set forth below:

“Investment Grade Rating” means (1) with respect to S&P, any of the rating categories from and including AAA to and including BBB- and (2) with respect to Moody’s, any of the rating categories from and including Aaa to and including Baa3.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agency” means each of (a) S&P and (b) Moody’s.

“S&P” means Standard & Poor’s Rating Service, a division of The McGraw-Hill Companies, Inc., and its successors.

Certain Covenants

The Indenture contains certain covenants including, among others, the following:

Repurchase of Notes at the Option of the Holder Upon a Change of Control

In the event that a Change of Control has occurred, each Holder of Notes will have the right, at such Holder’s option, pursuant to an offer (subject only to conditions required by applicable law, if any) by us (the “Change of Control Offer”), to require us to repurchase all or any part of such Holder’s Notes (provided that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date (the “Change of

Control Purchase Date”) that is no later than 45 Business Days after the occurrence of such Change of Control, at a cash price equal to 101% of the principal amount thereof (the “Change of Control Purchase Price”), together with accrued and unpaid interest and Liquidated Damages, if any, to the Change of Control Purchase Date.

The Change of Control Offer shall be made within 10 Business Days following a Change of Control (but may be commenced prior to the Change of Control so long as it is contingent on the Change of Control) and shall remain open for 20 Business Days (the “Change of Control Offer Period”). Upon expiration of the Change of Control Offer Period, we shall promptly purchase all Notes properly tendered in response to the Change of Control Offer.

Notwithstanding the foregoing, we will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us.

In addition, we will not be required to make a Change of Control Offer, as provided above, if, in connection with or in contemplation of any Change of Control, we have made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Purchase Price and have purchased all Notes properly tendered in accordance with the terms of such Alternate Offer; provided, however, that the terms and conditions of such contemplated Change of Control are described in reasonable detail to the Holders in the notice delivered in connection with such Alternate Offer. The indenture for the Existing Notes contains a similar change of control covenant.

Prior to the commencement of a Change of Control Offer, but in any event within 45 days following any Change of Control, we will

(1)(a) repay in full and terminate all commitments of Indebtedness under the Credit Agreement and all other Senior Debt and Guarantor Senior Debt, in each case, the terms of which require repayment upon a Change of Control or (b) offer to repay in full and terminate all commitments of Indebtedness under the Credit Agreement and all such other Senior Debt and Guarantor Senior Debt and repay the Indebtedness owed to each lender which has accepted such offer in full, or

(2) obtain the requisite consents under the Credit Agreement and all such other Senior Debt and Guarantor Senior Debt to permit the repurchase of the Notes as provided herein.

Our failure to comply with the preceding sentence shall constitute an Event of Default described in clause (3) under the heading “Events of Default” below, but without giving effect to the stated exceptions in that clause.

On or before the Change of Control Purchase Date, we will

(1) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the paying agent for us (the “Paying Agent”) cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any) of all Notes or portions thereof so tendered, and

(3) deliver to the Trustee the Notes so accepted together with an Officers’ Certificate listing the Notes or portions thereof being purchased by us.

The Paying Agent promptly will pay the Holders of Notes so accepted an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any) and the Trustee promptly will authenticate and deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be delivered promptly by us to the Holder thereof. We will announce publicly the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of us, and, thus, the removal of incumbent management.

The phrase “all or substantially all” of our assets will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” of our assets has occurred. In addition, we cannot assure you that we will be able to acquire Notes tendered upon the occurrence of a Change of Control.

Holders will not be entitled to require us to purchase their Notes in the event of a takeover, recapitalization, leveraged buyout or similar transaction that is not a Change of Control. In addition, Holders may not be entitled to require us to purchase their Notes in certain circumstances involving a significant change in the composition of our Board of Directors, including in connection with a proxy contest where our Board of Directors does not endorse a dissident slate of directors but approves them as Continuing Directors.

Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, our compliance or compliance by any of the Guarantors with such laws and regulations shall not in and of itself cause a breach of their obligations under such covenant.

If the Change of Control Purchase Date hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any) due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and such interest (and Liquidated Damages, if applicable) will not be payable to Holders who tender the Notes pursuant to the Change of Control Offer.

Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock

We will not and we will not permit any of our Subsidiaries to, directly or indirectly, issue, assume, guarantee, incur, become directly or indirectly liable with respect to, or otherwise become responsible for, contingently or otherwise (individually and collectively, to “incur” or, as appropriate, an “incurrence”), any Indebtedness (including Disqualified Capital Stock and Acquired Indebtedness).

Notwithstanding the foregoing if

(1) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of Indebtedness, and

(2) on the date of such incurrence (the “Incurrence Date”), our Consolidated Coverage Ratio for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Indebtedness and, to the extent set forth in the definition of “Consolidated Coverage Ratio,” the use of proceeds thereof, would be at least 2.00 to 1.00 (the “Debt Incurrence Ratio”), then we and our Subsidiaries may incur such Indebtedness (including Disqualified Capital Stock).

In addition, the foregoing limitations of the first paragraph of this covenant will not prohibit the following:

(1) our incurrence or the incurrence by any Subsidiary of Purchase Money Indebtedness; provided that

(a) the aggregate amount of such Indebtedness incurred and outstanding at any time pursuant to this paragraph (1) (plus any Refinancing Indebtedness issued to retire, defease, refinance, replace or refund such Indebtedness) shall not exceed $25 million (or the equivalent thereof, at the time of incurrence, in the applicable foreign currency), and

(b) in each case, such Indebtedness shall not constitute more than 100% of our cost or the cost to such Subsidiary (determined in accordance with GAAP), as applicable, of the property so purchased, constructed, improved or leased;

(2) our incurrence or the incurrence by any of our Guarantors of Indebtedness in an aggregate amount incurred and outstanding at any time pursuant to this paragraph (2) (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to $100 million (or the equivalent thereof, at the time of incurrence, in the applicable foreign currencies);

(3) our incurrence or the incurrence by any Guarantor of Indebtedness pursuant to the Credit Facilities in an aggregate amount incurred and outstanding at any time pursuant to this paragraph (3) (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to $250 million;

(4) the incurrence by our Subsidiaries that are not Guarantors of Indebtedness so long as, immediately after giving effect thereto, the aggregate principal amount of any such Indebtedness incurred and outstanding pursuant to this clause (4) (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) does not exceed 10% of our consolidated total assets;

(5) the incurrence by us of Indebtedness evidenced by the Notes issued on the Issue Date and the exchange notes issued pursuant to the Registration Rights Agreement;

(6) the incurrence by us or our Subsidiaries or the Guarantors of Refinancing Indebtedness with respect to any Indebtedness (including Disqualified Capital Stock) described in clause (5) above or clause (12) below, or incurred pursuant to the Debt Incurrence Ratio or which was refinanced pursuant to this clause (6);

(7) the incurrence by us or the Guarantors of Indebtedness solely in respect of bankers’ acceptances, letters of credit and performance bonds (to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money of others), all in the ordinary course of business in accordance with customary industry practices, in amounts and for the purposes customary in our industry; provided that the aggregate principal amount outstanding of such Indebtedness incurred pursuant to this clause (7) (including any Refinancing Indebtedness and any other Indebtedness issued to retire, refinance, refund, defease or replace such Indebtedness) shall at no time exceed $25 million;

(8) the incurrence by us or our Subsidiaries of Indebtedness represented by performance bonds and letters of credit for the account of Bio-Rad or any such Subsidiary, as the case may be, in order to provide security for Value Added Tax (VAT) or customs obligations under bonds posted to a governmental authority, security for workers’ compensation claims and payment obligations in connection with self-insurance, in each case, that are incurred in the ordinary course of business in accordance with customary industry practice in amounts, and for the purposes, customary in our industry;

(9) the incurrence by us of Indebtedness owed to (and borrowed from) any of our Subsidiaries, and the incurrence by any of our Subsidiaries of Indebtedness owed to (and borrowed from) any other Subsidiary of ours or us; provided that in any case where we are the obligor, such obligations shall be unsecured and contractually subordinated in all respects to our obligations pursuant to the Notes, and any event that causes such Subsidiary no longer to be a Subsidiary (including by designation to be an Unrestricted Subsidiary) shall be deemed to be a new incurrence subject to this covenant;

(10) the guarantee by any Subsidiary of any of our Indebtedness or the Indebtedness of another Subsidiary that was permitted to be incurred pursuant to the Indenture, substantially concurrently with such incurrence or at the time such Person becomes a Subsidiary; provided that a Guarantor cannot guarantee debt of a Subsidiary that is not a Guarantor;

(11) the incurrence by us or our Subsidiaries of Interest Swap and Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by the Indenture to be outstanding or any receivable or liability the payment of which is determined by reference to a foreign currency; provided that the notional amount of any such Interest Swap and Hedging Obligation does not exceed the principal amount of Indebtedness to which such Interest Swap and Hedging Obligation relates;

(12) the incurrence by us or our Subsidiaries of Existing Indebtedness;

(13) the incurrence by us of Indebtedness arising from agreements of Bio-Rad or our Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary otherwise permitted by the Indenture;

(14) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock; provided, in each such case, that the amount thereof is included in Consolidated Fixed Charges of Bio-Rad as accrued; and

(15) the incurrence by us or our Subsidiaries of Indebtedness to the extent the proceeds thereof are used to purchase Notes and/or Existing Notes pursuant to a Change of Control Offer or an Alternate Offer.

Indebtedness (including Disqualified Capital Stock) of any Person which is outstanding at the time such Person becomes one of our Subsidiaries (including upon designation of any subsidiary or other Person as a Subsidiary) or is merged with or into or consolidated with us or one of our Subsidiaries shall be deemed to have been incurred at the time such Person becomes one of our Subsidiaries or is merged with or into or consolidated with us or one of our Subsidiaries, as applicable.

Notwithstanding any other provision of this covenant, but only to avoid duplication, a guarantee of our Indebtedness or of the Indebtedness of another Subsidiary of ours incurred in accordance with the terms of the Indenture issued at the time such Indebtedness was incurred or if later at the time the guarantor thereof became one of our Subsidiaries will not constitute a separate incurrence, or amount outstanding, of Indebtedness. Upon each incurrence we may designate pursuant to which provision of this covenant such Indebtedness is being incurred and, at the time of each subsequent incurrence in accordance with this covenant, may reclassify such item of Indebtedness (or any part thereof) in any manner that complies with this covenant.

Limitation on Restricted Payments

We will not and we will not permit any of our Subsidiaries to, directly or indirectly, make any Restricted Payment if after giving effect to such Restricted Payment on a pro forma basis

(1) a Default or an Event of Default shall have occurred and be continuing,

(2) we are not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio or

(3) the aggregate amount of all Restricted Payments made by us and our Subsidiaries, including after giving effect to such proposed Restricted Payment, on and after January 1, 2003, would exceed, without duplication, the sum of

(a) 50% of our aggregate Consolidated Net Income for the period (taken as one accounting period) commencing on January 1, 2003, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation for which our consolidated financial statements are available (or, in the event our Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus

(b) the aggregate Net Cash Proceeds received by us after January 1, 2003, from a Capital Contribution or from the sale of our Qualified Capital Stock (other than (I) to one of our Subsidiaries or (II) to the extent applied in connection with a Qualified Exchange after January 1, 2003), plus

(c) except in each case, in order to avoid duplication, to the extent any such payment or proceeds have been included in the calculation of Consolidated Net Income, an amount equal to the net reduction in Investments (other than returns of or from Permitted Investments) in any Person resulting from distributions on or repayments of any Investments, including payments of interest on Indebtedness, dividends, repayments of loans or advances, or other distributions or other transfers of assets, in each case to us or any Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (valued in each case as provided in the definition of “Investments”), not to exceed, in each case, the amount of Investments made after January 1, 2003 by us or any Subsidiary in such Person (which Investments constituted (or would have constituted) Restricted Payments), plus

(d) 50% of any cash dividends received by us or any of our Subsidiaries after January 1, 2003 from an Unrestricted Subsidiary of ours, to the extent that such dividends were not otherwise included in our Consolidated Net Income for such period, plus

(e) to the extent that any Unrestricted Subsidiary of ours is redesignated as a Subsidiary of ours after January 1, 2003, the lesser of (i) the fair market value of the Investment by us in such Unrestricted Subsidiary as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary (the “Designation Date”) plus the fair market value of any additional Investments in such Unrestricted Subsidiary made by us after the Designation Date, if any, and (ii) the fair market value of such Investments as measured on the date of such redesignation as a Subsidiary, in each case to the extent such amount was not otherwise included in our Consolidated Net Income.

The foregoing clauses (2) and (3) of the immediately preceding paragraph, however, will not prohibit the following:

(1) any dividend, distribution or other payments by any of our Subsidiaries on its Equity Interests that is paid pro rata to all holders of such Equity Interests;

(2) a Qualified Exchange;

(3) the payment of any dividend on Qualified Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions;

(4) repurchases of our Capital Stock deemed to occur on the exercise of stock options;

(5) payments in lieu of fractional shares not to exceed $2 million in the aggregate;

(6) repurchases of our Capital Stock in accordance with a repurchase program that is approved and adopted by our Board of Directors and whose primary purpose is to provide Capital Stock to satisfy our obligations under stock option plans and employee stock purchase plans not to exceed $3 million per annum;

(7) that portion of Investments the payment for which consists exclusively of our Qualified Capital Stock; or

(8) other Restricted Payments not to exceed $30 million in the aggregate.

The full amount of any Restricted Payment made pursuant to the foregoing clauses (1), (3), (5), (6) and (8) (but not pursuant to clause (2), (4) and (7)) of the immediately preceding sentence, however, will be counted as Restricted Payments made for purposes of the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the first paragraph of this covenant.

For purposes of this covenant, the amount of any Restricted Payment made or returned, if other than in cash, shall be the fair market value thereof, as determined in the good faith reasonable judgment of our Board of Directors, unless stated otherwise, at the time made or returned, as applicable. Additionally, not later than the date of making each Restricted Payment, we shall deliver an Officers’ Certificate to the Trustee describing in reasonable detail the nature of such Restricted Payment, stating the amount of such Restricted Payment, stating in reasonable detail the provisions of the Indenture pursuant to which such Restricted Payment was made and certifying that such Restricted Payment was made in compliance with the terms of the Indenture.

Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

We will not and we will not permit any of our Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any of our Subsidiaries to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, us or any of our Subsidiaries, except

(1) restrictions imposed by the Notes or the Indenture or by our other Indebtedness ranking senior or pari passu with the Notes; provided that except as set forth in clause (5) below such restrictions are no more restrictive taken as a whole than those imposed by the Indenture and the Notes,

(2) restrictions imposed by applicable law,

(3) existing restrictions under Existing Indebtedness,

(4) restrictions under any Acquired Indebtedness not incurred in violation of the Indenture or any agreement (including any Equity Interest) relating to any property, asset, or business acquired by us or any of our Subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any Person, other than the Person acquired, or to any property, asset or business, other than the property, assets and business so acquired,

(5) any restriction imposed by Indebtedness incurred under the Credit Facilities; provided that such restriction or requirement is no more restrictive taken as a whole than that imposed by the Credit Agreement as of the Issue Date,

(6) restrictions with respect solely to any of our Subsidiaries imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary; provided that such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold,

(7) restrictions on transfer contained in Purchase Money Indebtedness; provided that such restrictions relate only to the transfer of the property acquired with the proceeds of such Purchase Money Indebtedness,

(8) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business,

(9) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, and

(10) in connection with and pursuant to refinancings or replacements of restrictions imposed pursuant to clauses (1), (3), (4), (5) or (7) or this clause (10) of this paragraph that are not more restrictive than those contained in the Indebtedness being refinanced or replaced or contained in the Indebtedness referred to in clauses (1), (3), (4) or (7) of this paragraph (taken as a whole and as in effect on the date of such refinancing or replacement, as the case may be) and do not apply to any other Person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced.

Notwithstanding the foregoing, (a) customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice and (b) any asset subject to a Lien which is not prohibited to exist with respect to such asset pursuant to the terms of the Indenture may be subject to customary restrictions on the transfer or disposition thereof pursuant to such Lien.

Limitations on Layering Indebtedness

We will not and we will not permit any of the Guarantors to, directly or indirectly, incur or suffer to exist any Indebtedness that is contractually subordinate in right of payment to any other Indebtedness of ours or of such Guarantor, as the case may be, unless, by its terms, such Indebtedness is contractually subordinate in right of payment to, or ranks pari passu with, the Notes (in the case of our Indebtedness) or the Guarantee of the Notes (in the case of Indebtedness of a Guarantor).

Limitation on Liens

We will not, and we will not permit any of our Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, other than Permitted Liens, upon any of our or their respective assets now owned or acquired on or after the date of the Indenture or upon any income or profits therefrom unless we provide, and cause our Subsidiaries to provide, concurrently therewith, that the Notes are equally and ratably so secured; provided that if such Indebtedness is Subordinated Indebtedness or is by its terms expressly subordinated to the Guarantee of such Subsidiary (in the case where such Subsidiary is a Guarantor), the Lien securing such Indebtedness shall be subordinate and junior to the Lien securing the Notes or such Guarantee, as the case may be, with the same relative priority as such Subordinated Indebtedness shall have with respect to the Notes or such Guarantee, as the case may be.

Limitation on Sale of Assets and Subsidiary Stock

We will not, and we will not permit any of our Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of our or their property, business or assets, including by merger or consolidation (in the case of one of our Subsidiaries), and including any sale or other transfer or issuance of any Equity Interests of any of our Subsidiaries, whether by us or one of our Subsidiaries or through the issuance, sale or transfer of Equity Interests by one of our Subsidiaries and including any sale and leaseback transaction (any of the foregoing, an “Asset Sale”) unless

(1)(a) an amount equal to the Net Cash Proceeds therefrom (the “Asset Sale Offer Amount”) is applied within 365 days after the date of such Asset Sale to the repurchase of the Notes and such other Indebtedness on a parity with the Notes and with similar provisions requiring us to make an offer to purchase such Indebtedness with the proceeds from such Asset Sale (including the Existing Notes) pursuant to a cash offer (subject only to conditions required by applicable law, if any) (pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness then outstanding) (the “Asset Sale Offer”) at a purchase price of 100% of the principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) (the “Asset Sale Offer Price”) together with accrued and unpaid interest and Liquidated Damages, if any, to the date of payment, or

(b) within 365 days following such Asset Sale, the Asset Sale Offer Amount is

(I) invested in property or assets (other than notes, bonds, obligations and securities) which will immediately constitute or be a part of a Related Business of the Company or such Subsidiary (if it continues to be a Subsidiary) immediately following such transaction, or

(II) used to retire Indebtedness secured by the asset which was the subject of the Asset Sale, Indebtedness outstanding under the Credit Facilities or a Foreign Subsidiary Credit Agreement, or other Senior Debt, and to permanently reduce the amount of such Indebtedness under Credit Facilities or a Foreign Subsidiary Credit Agreement, to the extent such permanent reduction is required by such Credit Facility or Foreign Subsidiary Credit Agreement (and, in the case of a revolver or similar arrangement that makes credit available on a committed basis, to permanently reduce the applicable commitment(s) by such amount, to the extent such reduction is required by such agreement, whichever is less), except that, in the case of each of the provisions of clauses (I) and (II), only proceeds from an Asset Sale of assets or capital stock of a Foreign Subsidiary may be invested in or used to retire Indebtedness of a Foreign Subsidiary,

(2) at least 75% of the total consideration for such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents,

(3) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a pro forma basis, to such Asset Sale, and

(4) our Board of Directors determines in good faith that we or such Subsidiary received, as applicable, fair market value for such Asset Sale.

An acquisition of Notes pursuant to an Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds from Asset Sales not applied as set forth in 1(a) or (b) above (the “Excess Proceeds”) exceed $20 million, and each Asset Sale Offer shall remain open for 20 Business Days following its commencement (the “Asset Sale Offer Period”).

Upon expiration of the Asset Sale Offer Period, we shall apply the Asset Sale Offer Amount plus an amount equal to accrued and unpaid interest and Liquidated Damages, if any, to the purchase of all Indebtedness properly tendered in accordance with the provisions hereof (on a pro rata basis if the Asset Sale Offer Amount is insufficient to purchase all Indebtedness so tendered) at the Asset Sale Offer Price (together with accrued interest and Liquidated Damages, if any). To the extent that the aggregate amount of Notes and such other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, we may use any remaining Net Cash Proceeds for general corporate purposes as otherwise permitted by the Indenture and following the consummation of each Asset Sale Offer the Excess Proceeds amount shall be reset to zero. For purposes of (2) above, total consideration received means the total consideration received for such Asset Sales minus the amount of (a) Indebtedness secured solely by the assets sold and assumed by a transferee; provided that we are and our Subsidiaries are fully released from obligations in connection therewith, and (b) property that within 30 days of such Asset Sale is converted into cash or Cash Equivalents; provided that such cash and Cash Equivalents shall be treated as Net Cash Proceeds attributable to the original Asset Sale for which such property was received.

Notwithstanding, and without complying with, the provisions of this covenant

(1) we may and our Subsidiaries may, in the ordinary course of business, (a) convey, sell, transfer, assign or otherwise dispose of inventory and other assets acquired and held for resale in the ordinary course of business, (b) liquidate Cash Equivalents and (c) liquidate securities that consist of shares of capital stock that are traded on a nationally recognized stock exchange,

(2) we may and our Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the covenant “Limitation on Merger, Sale or Consolidation,”

(3) we may and our Subsidiaries may sell or dispose of damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of our business or the business of such Subsidiary, and we may convey, sell, transfer, assign or otherwise dispose of assets to any Subsidiary provided such transaction is otherwise in compliance with the covenant described below under the heading “Transactions with Affiliates,” except that we are not required to comply with the provisions of clause (3) of such covenant,

(4) our Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets to us or any other Subsidiary,

(5) we may and our Subsidiaries may, in the ordinary course of business, convey, sell, transfer, assign, or otherwise dispose of assets (or related assets in related transactions) with a fair market value of less than $10 million,

(6) we may and our Subsidiaries may exchange assets held by us or such Subsidiaries for assets held by or Equity Interests of any Person or entity; provided that (a) the assets received by us or such Subsidiaries in any such exchange will immediately constitute, be a part of, or be used in, and, in the case of Equity

Interests of another Person, such Person is engaged solely in, a Related Business of the Company or such Subsidiaries, (b) our Board of Directors has in good faith and acting reasonably determined that the terms of any such exchange are fair and reasonable, and (c) any such exchange shall be deemed to be an Asset Sale and we shall be required to comply with the provisions of this covenant to the extent that we or any of our Subsidiaries receives cash or Cash Equivalents in such exchange,

(7) our Subsidiaries may issue their Equity Interests to us or to another Subsidiary,

(8) Permitted Liens may be granted, and

(9) we may and our Subsidiaries may make or liquidate any Restricted Payment or Permitted Investment that is permitted by the covenant described under the caption “Limitation on Restricted Payments.”

All Net Cash Proceeds from an Event of Loss in excess of $20 million (other than the proceeds of any business interruption insurance) shall be reinvested or used as otherwise provided above in clauses 1(a) or (b) of the first paragraph of this covenant.

Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, our compliance or the compliance of any of our subsidiaries with such laws and regulations shall not in and of itself cause a breach of our obligations under such covenant.

If the payment date in connection with an Asset Sale Offer hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any) due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and such interest (or Liquidated Damages, if applicable) will not be payable to Holders who tender Notes pursuant to such Asset Sale Offer.

Limitation on Transactions with Affiliates

We will not, and we will not permit any of our Subsidiaries on or after the Issue Date to, enter into or suffer to exist any contract, agreement, arrangement or transaction with any Affiliate (an “Affiliate Transaction”), or any series of related Affiliate Transactions (other than Exempted Affiliate Transactions) unless

(1) it is determined by our senior management or Board of Directors that the terms of such Affiliate Transaction are fair and reasonable to us, and no less favorable to us than could have been obtained in an arm’s length transaction with a non-Affiliate,

(2) if involving consideration to either party in excess of $10 million, such Affiliate Transaction(s) is evidenced by an Officers’ Certificate addressed and delivered to the Trustee certifying that such Affiliate Transaction (or Transactions) has been approved by a majority of the members of our Board of Directors that are disinterested in such transaction, and

(3) if involving consideration to either party in excess of $15 million, we obtain a written favorable opinion as to the fairness of such transaction to us from a financial point of view from an independent investment banking firm of national reputation in the United States or, if pertaining to a matter for which such investment banking firms do not customarily render such opinions, an appraisal or valuation firm of national reputation in the United States.

Limitation on Merger, Sale or Consolidation

We will not consolidate with or merge with or into another Person or, directly or indirectly, sell, lease, convey or transfer all or substantially all of our assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons unless

(1) either (a) we are the continuing entity or (b) the resulting, surviving or transferee entity (the “Surviving Person”) is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes all of our obligations in connection with the Notes, the Indenture and the Registration Rights Agreement,

(2) no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction,

(3) unless such transaction is solely the merger of us with or into any person solely for the purpose of effecting a change in our state of incorporation or us and one of our Subsidiaries and which transaction is not for the purpose of evading this provision, immediately after giving effect to such transaction on a pro forma basis, the Surviving Person would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in the covenant described above under the heading “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock,” and

(4) each Guarantor, if any, unless such Guarantor is the Person with which we have entered into a transaction under this covenant, shall have by amendment to its Guarantee confirmed that its Guarantee shall apply to our obligations or the obligations of the surviving entity, as applicable, in accordance with the Notes and the Indenture;

provided that clauses (2) and (3) above shall not apply to any consolidation or merger or the sale, lease, conveyance or transfer or other disposition of all or substantially all of our assets between us and a Subsidiary.

Upon any consolidation or merger or any transfer of all or substantially all of our assets in accordance with the foregoing, the successor corporation formed by such consolidation or into which we are merged or to which such transfer is made shall succeed to and (except in the case of a lease) be substituted for, and may exercise every right and power of, Bio-Rad under the Indenture with the same effect as if such successor corporation had been named therein as Bio-Rad, and (except in the case of a lease) we shall be released from the obligations under the Notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, our interest in which constitutes all or substantially all of our properties and assets, shall be deemed to be the transfer of all or substantially all of our properties and assets.

Future Guarantors

We will not permit any Subsidiary that is not a Guarantor to (a) become a Material Domestic Subsidiary or (b) guarantee any of our Indebtedness or any Indebtedness of any Domestic Subsidiary, unless the Subsidiary that becomes a Material Domestic Subsidiary or the Subsidiary that guaranteed such Indebtedness, as the case may be, simultaneously executes a supplemental indenture to the Indenture providing for the Guarantee of the payment of the Notes by such Subsidiary or Subsidiaries, which Guarantee(s) shall be irrevocable and unconditional in respect of all principal, premium, if any, and interest on the Notes on a senior subordinated basis.

The Guarantee of the Notes of each Guarantor will be subordinated to the prior payment in full of all its Guarantor Senior Debt to the same extent that the Notes are subordinated to our Senior Debt. The obligations of each Guarantor under its Guarantee of the Notes will be limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance under applicable law.

Release of Guarantors

No Guarantor will consolidate or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless, subject to the provisions of the following paragraph and certain other provisions of the Indenture,

(1) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, pursuant to which such Person shall unconditionally guarantee, on a senior subordinated basis, all of such Guarantor’s obligations under such Guarantor’s Guarantee on the terms set forth in the Indenture, and

(2) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred or be continuing.

The provisions of the covenant shall not apply to the merger of any Guarantors with and into each other or with or into us and such merged Guarantor and its Guarantee shall be automatically released upon such merger.

Upon the sale or disposition (whether by merger, stock purchase, Asset Sale or otherwise) of a Guarantor or all or substantially all of its assets to an entity which is not a Subsidiary, or the designation of a Subsidiary to become an Unrestricted Subsidiary, which transaction is otherwise in compliance with the Indenture (including, without limitation, the provisions of the covenant described above under the heading “Limitation on Sale of Assets and Subsidiary Stock”), such Guarantor will be deemed released from its obligations under its Guarantee of the Notes; provided, however, that any such termination shall occur only to the extent that all obligations of such Guarantor under all of its guarantees of any of our Indebtedness or any Indebtedness of any other of our Subsidiaries shall also terminate upon such release, sale or transfer and none of its Equity Interests are pledged for the benefit of any holder of any of our Indebtedness or any Indebtedness of any of our Subsidiaries.

Reports

Whether or not we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will deliver to the Trustee and to each Holder and to prospective purchasers of Notes identified to us by the initial purchaser, at the time we are or would have been (if we were subject to such reporting obligations) required to file such with the Securities and Exchange Commission (the “SEC” or the “Commission”), such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act, if we were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by our certified independent public accountants as such would be required in such reports to the Commission, and, in each case, together with a management’s discussion and analysis of financial condition and results of operations which would be so required and, unless the Commission will not accept such reports, file with the Commission the annual, quarterly and other reports which it is or would have been required to file with the Commission.

Events of Default and Remedies

The Indenture defines an “Event of Default” as

(1) our failure to pay any installment of interest (or Liquidated Damages, if any) on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture,

(2) our failure to pay all or any part of the principal or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, whether or not such payment is prohibited by the subordination provisions of the Indenture, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, on Notes validly tendered and not properly withdrawn pursuant to a Change of Control Offer or Asset Sale Offer, as applicable,

(3) our failure or the failure by any of our Subsidiaries to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, except for the covenants described above under the headings “Repurchase of Notes at the Option of the Holder Upon a Change of Control,” “Limitation on Sale of Assets and Subsidiary Stock” and “Limitation on Merger, Sale or Consolidation,” the continuance of such failure for a period of 45 days after written notice is given to us by the Trustee or to us and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding,

(4) certain events of bankruptcy, insolvency or reorganization in respect of us or any of our Significant Subsidiaries,

(5) a default in our Indebtedness or the Indebtedness of any of our Subsidiaries with an aggregate amount outstanding in excess of $50 million (a) resulting from the failure to pay principal at maturity or (b) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity,

(6) final unsatisfied judgments not covered by insurance aggregating in excess of $10 million, at any one time rendered against us or any of our Subsidiaries and not stayed, bonded or discharged within 60 days, and

(7) any Guarantee of a Guarantor that is a Significant Subsidiary ceases to be in full force and effect or becomes unenforceable or invalid or is declared null and void (other than in accordance with the terms of the Guarantee) or any Guarantor that is a Significant Subsidiary denies or disaffirms its Obligations under its Guarantee.

If a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such Default, give to the Holders notice of such Default; provided that except in the case of a Default in payment of principal of or interest on any Note, the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interest of the Holders.

If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (4) above relating to us), then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to us (and to the Trustee if given by Holders) (an “Acceleration Notice”), may declare all principal, determined as set forth below, and accrued interest (and Liquidated Damages, if any) thereon to be due and payable immediately; provided that if any Designated Senior Debt is outstanding upon a declaration of such acceleration, such principal and interest shall be due and payable upon the earlier of (x) the fifth Business Day after sending to us and to the representative under the Credit Agreement such written notice and (y) the date of acceleration of Designated Senior Debt. If an Event of Default specified in clause (4) above relating to us occurs, all principal and accrued interest (and Liquidated Damages, if any) thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders. The Holders of a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the Notes which have become due solely by such acceleration and except a Default with respect to any provision requiring a supermajority approval to amend, which Default may only be waived by such a supermajority, have been cured or waived.

Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any Default, except a Default with respect to any provision requiring a supermajority approval to amend, which Default may only be waived by such a supermajority, and except a Default in the payment of principal of or interest on any Note not yet cured or a Default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity.

Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Legal Defeasance and Covenant Defeasance

We may, at our option, elect to have our obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”). Such Legal Defeasance means that we shall be deemed to have paid and discharged the entire indebtedness represented by the Notes, and the Indenture shall cease to be of further effect as to all outstanding Notes and Guarantees, except as to

(1) rights of Holders to receive payments in respect of the principal of, premium, if any, and interest (and Liquidated Damages, if any) on such Notes when such payments are due from the trust funds,

(2) our obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3) the rights, powers, trust, duties, and immunities of the Trustee, and our obligations in connection therewith, and

(4) the Legal Defeasance provisions of the Indenture.

In addition, we may, at our option and at any time, elect to have our obligations and the obligations of the Guarantors released with respect to most of the covenants under the Indenture, except as described otherwise in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, non-payment of guarantees, and, solely for a period of 91 days following the deposit referred to in clause (1) of the next paragraph, bankruptcy, receivership, rehabilitation and insolvency events) described above under the heading “Events of Default” will no longer constitute an Event of Default with respect to the Notes. We may exercise our Legal Defeasance option regardless of whether we previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance

(1) we must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such Notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such Notes, and the Holders must have a valid, perfected, exclusive security interest in such trust,

(2) in the case of Legal Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a) we have received from, or there has been published by the Internal Revenue Service, a ruling, or

(b) since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(3) in the case of Covenant Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred,

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit,

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which we or any of our Subsidiaries are a party or by which we or any of our Subsidiaries are bound,

(6) we shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by us with the intent of preferring the Holders of such Notes over any other of our creditors or with the intent of defeating, hindering, delaying or defrauding any other of our creditors or others, and

(7) we shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that the conditions precedent provided for in, in the case of the Officers’ Certificate, (1) through (6) and, in the case of the opinion of counsel, clauses (1) (with respect to the validity and perfection of the security interest), (2), (3) and (5) of this paragraph have been complied with.

If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of, premium, if any, and interest on the Notes when due, then our obligations and the obligations of Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes) as to all outstanding Notes when

(1) either (a) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the Trustee for cancellation, or (b) all Notes not theretofore delivered to the Trustee for cancellation otherwise have become due and payable or, within one year will become due and payable or subject to redemption as set forth above under the heading “Optional Redemption,” and we have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount of money sufficient to pay and discharge the entire Indebtedness (including all principal, premium, if any, and accrued interest and Liquidated Damages, if any) on the Notes not theretofore delivered to the Trustee for cancellation,

(2) we have paid all sums payable by us under the Indenture,

(3) we have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the Redemption Date, as the case may be, and

(4) the Holders have a valid, perfected, exclusive security interest in such trust.

In addition, we must deliver an Officers’ Certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

Amendments and Supplements

The Indenture contains provisions permitting us and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, we and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders, provided that no such modification may, without the consent of each Holder affected thereby,

(1) change the Stated Maturity on any Note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof at our option, or change the coin or currency in which, any Note or any premium or the interest (or Liquidated Damages) thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption at our option, on or after the Redemption Date), or

(2) amend or modify our obligation to make or consummate an Asset Sale Offer after the obligation to make such an Asset Sale Offer arises, or

(3) alter the provisions (including the defined terms used therein) regarding our right to redeem the Notes as a right, or at our option, in a manner adverse to the Holders (including, without limitation, alter or change any redemption date with respect to any Note or the premium applicable thereto), or

(4) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, or

(5) amend or modify any provision of the Indenture relating to subordination (including the related definitions, including, without limitation, the definition of “Senior Debt” or “Guarantor Senior Debt”) in any manner that adversely affects Holders of the Notes, or

(6) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby.

Governing Law

The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b).

No Personal Liability of Stockholders, Employees, Officers, Directors

No direct or indirect stockholder, employee, officer or director, as such, past, present or future, of the Company, the Guarantors or any successor entity shall have any personal liability in respect of our obligations or the obligations of the Guarantors under the Indenture or the Notes solely by reason of his or its status as such stockholder, employee, officer or director, except that this provision shall in no way limit the obligation of any Guarantor pursuant to any Guarantee of the Notes.

Certain Definitions

“Acquired Indebtedness” means Indebtedness (including Disqualified Capital Stock) of any Person existing at the time such Person becomes our Subsidiary, including by designation, or is merged or consolidated into or with us or one of our Subsidiaries.

“Acquisition” means the purchase or other acquisition of any Person or all or substantially all the assets of any Person by any other Person, whether by purchase, merger, consolidation or other transfer, and whether or not for consideration.

“Affiliate” means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with us. For purposes of this definition, the term “control” means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract or otherwise; provided that with respect to ownership interests in us and our Subsidiaries, a Beneficial Owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the excess of:

(a) the present value at such Redemption Date of (1) the redemption price of the Note at September 15, 2013 (such redemption price being stated in the table appearing under the heading “—Optional Redemption”) plus (2) all required interest payments due on the Note through September 15, 2013, computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 75 basis points; over

(b) the principal amount of the Note.

“Average Life” means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (1) the sum of the products (a) of the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (2) the sum of all such principal (or redemption) payments.

“Beneficial Owner” or “beneficial owner” for purposes of the definition of “Change of Control” and “Affiliate” has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable, except that a “person” shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

“Board of Directors” means, with respect to any Person, the board of directors of such Person or any committee of the Board of Directors of such Person authorized, with respect to any particular matter, to exercise the power of the board of directors of such Person.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Capital Contribution” means any contribution to our equity for which no consideration other than Qualified Capital Stock is given.

“Capital Stock” means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness that is not itself otherwise capital stock), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1) direct obligations maturing within thirteen months from the date of the acquisition thereof issued or fully guaranteed by the United States of America or any agency thereof and backed by the full faith and credit of the United States;

(2) direct obligations maturing within thirteen months from the date of the acquisition thereof and issued or fully guaranteed by any state or territory of the United States of America which maintains a short term credit quality rating of at least SP-1 or a long term rating of at least AA- by S&P (or the equivalent rating by a nationally recognized statistical rating organization);

(3) obligations of any municipal governmental body or special assessment district within the U.S. with a short term credit quality rating of at least SP-1 or long term credit rating of at least AA- by S&P (or the equivalent rating by a nationally recognized statistical rating organization) maturing within thirteen months from the date of acquisition thereof;

(4) obligations of any corporation who maintains a short term credit quality rating of at least A-1 or a senior long term credit rating of at least AA- by S&P (or the equivalent rating by a nationally recognized statistical rating organization) (corporate securities may include commercial paper, corporate notes, medium term notes, deposit notes and floating rate notes) maturing (or currently being called and thus subject to redemption) within thirteen months from the date of acquisition thereof;

(5) obligations or investments issued or guaranteed by a financial institution who maintains a short term credit quality rating of at least A-1 or a senior long term credit quality rating of at least single-A by S&P (or the equivalent rating by a nationally recognized statistical rating organization) (including bankers acceptances and certificates of deposit) maturing (or currently being called and thus subject to redemption) within thirteen months from the date of acquisition thereof;

(6) senior classes of pass-through securities and mortgage-backed certificates registered under the Securities Exchange Act of 1933, with a long term credit quality rating of at least AA- by S&P (or the equivalent rating by a nationally recognized statistical rating organization) maturing within thirteen months from the date of acquisition thereof;

(7) Public Securities Association repurchase agreements, master notes or deposits with financial institutions that maintain a short term credit quality rating of at least A-1 or a senior long term credit quality rating of at least AA- by S&P (or the equivalent rating by a nationally recognized statistical rating organization) maturing within thirteen months from the date of acquisition thereof;

(8) shares in open-ended money market mutual funds, the underlying securities of which have a weighted average maturity that is less than thirteen months, whose assets maintain an average credit quality rating of at least single-A by S&P (or the equivalent rating by a nationally recognized statistical rating organization);

(9) auction rate securities with a long term credit quality rating of AAA by S&P (or the equivalent rating by a nationally recognized statistical rating organization) or with a long term credit quality rating of at least AA and Aa2 by S&P and Moody’s respectively (or the equivalent rating by two nationally recognized statistical rating organizations) whose scheduled auction resets are within thirteen months from the date of acquisition thereof;

(10) demand deposit accounts maintained in the ordinary course of business;

(11) securities issued or fully guaranteed by any foreign government, the securities of which government are rated at least A by S&P (or the equivalent rating by a nationally recognized statistical rating organization) maturing within thirteen months from the date of acquisition thereof;

(12) managed funds whose assets have a weighted average maturity that is less than thirteen months and whose assets maintain an average credit quality rating of at least single-A by S&P (or the equivalent rating by a nationally recognized statistical rating organization); and

(13) for purposes of clause (2) of the first paragraph of the “Limitation on Sale of Assets and Subsidiary Stock” covenant only, marketable securities or purchaser promissory notes, in each case, of the purchaser or acquirer of the assets or property subject to the applicable Asset Sale in an amount not exceeding in the aggregate $15 million outstanding at any one time granted or issued to us pursuant such clause.

“Change of Control” means:

(1) any merger or consolidation of us with or into any Person, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), either (x) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Excluded Persons) is or becomes the “beneficial owner,” directly or indirectly, of more than 40% of the Voting Equity Interests of the transferee(s) or surviving entity or entities, and the Excluded Persons shall cease to own beneficially at least a greater percentage of the Voting Equity Interests of the transferee(s) or surviving entity or entities than such other “person” or “group” or (y) the Excluded Persons shall cease to own beneficially a greater percentage of the Voting Equity Interests of such transferee(s) or surviving entity or entities than any other person or group,

(2) any “person” or “group” (other than the Excluded Persons) is or becomes the “beneficial owner,” directly or indirectly, of more than 40% of our Voting Equity Interests, and the Excluded Persons shall cease to own beneficially at least a greater percentage of our Voting Equity Interests than such other “person” or “group,”

(3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our consolidated assets to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act),

(4) the Continuing Directors cease for any reason to constitute a majority of our Board of Directors then in office, or

(5) we adopt a plan of liquidation or dissolution.

“Consolidated Coverage Ratio” of any Person on any date of determination (the “Transaction Date”) means the ratio, on a pro forma basis, of (a) the aggregate amount of Consolidated EBITDA of such Person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period to (b) the aggregate Consolidated Fixed Charges of such Person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such Person’s Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; provided that for purposes of such calculation

(1) Acquisitions or dispositions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period,

(2) transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period,

(3) the incurrence of any Indebtedness (including issuance of any Disqualified Capital Stock) during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness) shall be assumed to have occurred on the first day of the Reference Period, and

(4) the Consolidated Fixed Charges of such Person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.

“Consolidated EBITDA” means, with respect to any Person, for any period, the Consolidated Net Income of such Person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of

(1) Consolidated income tax expense,

(2) Consolidated depreciation and amortization expense,

(3) Consolidated Fixed Charges, and

(4) All other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), less the amount of all cash payments made by such Person or any of its Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Consolidated EBITDA for such period or any prior period; provided that consolidated income tax expense, depreciation and amortization and Consolidated Fixed Charges of a Subsidiary (x) that is a less than Wholly Owned Subsidiary shall only be added to the extent and in the same proportions that the net income of such Subsidiary was included in the calculation of Consolidated Net Income of such Person and (y) shall only be added to the extent and in the same proportions that the Consolidated EBITDA of such Subsidiary is permitted to be paid or distributed as a dividend, advance, loan or other distribution to such Person.

“Consolidated Fixed Charges” of any Person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of

(1) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such Person and its Consolidated Subsidiaries during such period, including (a) original issue discount and noncash interest payments or accruals on any Indebtedness, (b) the interest portion of all deferred payment obligations, and (c) all commissions, discounts and other fees and charges owed with respect to banker’s acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, and

(2) the amount of dividends accrued or payable (or guaranteed) by such Person or any of its Consolidated Subsidiaries in respect of Preferred Stock (other than by Subsidiaries of such Person to such Person or such Person’s Wholly Owned Subsidiaries).

For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined in good faith by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guarantee by such Person or a Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (or loss) of such Person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication)

(1) all gains or losses which are extraordinary (as determined in accordance with GAAP) (including any gain from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any capital stock),

(2) the net income, if positive, of any Person, other than a Consolidated Subsidiary, in which such Person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such Person or a Consolidated Subsidiary of such Person during such period, but in any case not in excess of such Person’s pro rata share of such Person’s net income for such period,

(3) the net income, if positive, of any of such Person’s Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary, and

(4) the net income of, and all dividends and distributions from, any Unrestricted Subsidiary.

“Consolidated Subsidiary” means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

“Consolidation” means the consolidation of our accounts with the accounts of our Subsidiaries, all in accordance with GAAP; provided that “consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary with our accounts. The term “consolidated” has a correlative meaning to the foregoing.

“Continuing Director” means during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted our Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by our shareholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of our assets, if such agreement was approved by a vote of such majority of directors).

“Credit Agreement” means that certain Credit Agreement, dated as of June 21, 2005, by and among us, certain financial institutions, JPMorgan Chase Bank, N.A., as administrative agent, Wells Fargo Bank, N.A. and Union Bank of California, N.A., as syndication agents, and ABN Amro Bank N.V. and BNP Paribas, as documentation agents, as amended from time to time, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, refunded, replaced (whether upon or after termination or otherwise), refinanced (including by means of sales of debt securities to institutional investors), modified, substituted or otherwise restructured (including, but not limited to, the inclusion of additional borrowers thereunder), in whole or in part from time to time whether or not with the same agent, trustee, representative lenders or holders and irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term “Credit Agreement” shall include agreements in respect of Interest Swap and Hedging Obligations with lenders party to the Credit Agreement or their affiliates.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks, investment banks, insurance companies, mutual funds or other lenders providing for revolving credit loans, term loans, bankers acceptances, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, supplemented, renewed, replaced (whether upon or after termination or otherwise), refinanced (including by means of sales of debt securities to institutional investors), modified, substituted or otherwise restructured (including, but not limited to, the inclusion of additional borrowers thereunder), in whole or in part and from time to time. Without limiting the generality of the foregoing, the term “Credit Facilities” shall include agreements in respect of Interest Swap and Hedging Obligations with lenders party to the Credit Facilities or their affiliates.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Designated Senior Debt” means Senior Debt from time to time outstanding under the Credit Agreement.

“Disqualified Capital Stock” means, with respect to any Person, any Equity Interest of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such Person or any of its Subsidiaries, in whole or in part, on or prior to the Stated Maturity of the Notes; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require us to redeem such Equity Interests upon the occurrence of a change in control occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Capital Stock if the change in control provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under “Repurchase of Notes at the Option of the Holder Upon a Change of Control” and such Equity Interests specifically provide that we will not redeem any such Equity Interests pursuant to such provisions prior to our purchase of the Notes as required pursuant to the provisions described under “Repurchase of Notes at the Option of the Holder Upon a Change of Control.”

“Domestic Subsidiary” means any of our Subsidiaries, other than Foreign Subsidiaries.

“Equity Interests” means Capital Stock or partnership, participation or membership interests and all warrants, options or other rights to acquire Capital Stock or partnership, participation or membership interests (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock or partnership, participation or membership interests).

“Event of Loss” means, with respect to any property or asset, any (1) loss, destruction or damage of such property or asset or (2) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Persons” means (1) David Schwartz, Alice Schwartz, Norman D. Schwartz and Steven Schwartz, (2) any spouse, immediate family member, relative or lineal descendant of any person described in clause (1), (3) any trust in which any one or more of the persons described in clause (1) or (2) holds all of the beneficial interests, and (4) any Affiliate of the persons described in clause (1) or (2).

“Exempted Affiliate Transaction” means (1) customary employee compensation and benefit arrangements and indemnification agreements, in each case, approved by a majority of independent (as to such transactions) members of our Board of Directors, (2) Restricted Payments, other than Investments, permitted under the terms of the covenant discussed above under the heading “Limitation on Restricted Payments,” (3) transactions solely between us and any Subsidiaries, or solely among Subsidiaries, (4) payment of reasonable directors’ fees to persons who are not otherwise our Affiliate, (5) sales of Equity Interests (other than Disqualified Capital Stock) to our Affiliates, (6) performance of all agreements in existence on the Issue Date and any modification thereto or any transaction contemplated thereby in any replacement agreement therefor so long as such modification or replacement is not more disadvantageous to us, any of our Subsidiaries or the Holders in any material respect than the original agreement as in effect on the Issue Date and (7) transactions with suppliers or vendors pursuant to purchase orders executed in the ordinary course of business consistent with past practice.

“Existing Indebtedness” means our Indebtedness and the Indebtedness of our Subsidiaries (other than Indebtedness under the Credit Facilities) in existence on the Issue Date, including the Existing Notes, reduced to the extent such amounts are repaid, refinanced or retired.

“Existing Notes” means Bio-Rad’s 7.50% Senior Subordinated Notes due 2013 and 6.125% Senior Subordinated Notes due 2014.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by our Board of Directors acting reasonably and in good faith and shall be evidenced by a board resolution of our Board of Directors delivered to the Trustee; provided, however, that the fair market value of the consideration received in an Asset Sale for which the total consideration received is less than $1.0 million may be determined by senior management of the Company acting reasonably and in good faith and evidenced by an officers’ certificate delivered to the Trustee.

“Foreign Subsidiary” means any of our Subsidiaries which (1) is not organized under the laws of the United States, any state thereof or the District of Columbia and (2) conducts substantially all of its business operations outside the United States of America.

“Foreign Subsidiary Credit Agreement” means any credit agreement or similar instrument, including, without limitation, working capital or equipment purchase lines of credit, entered into by any Foreign Subsidiary governing the terms of a bona fide borrowing by such Foreign Subsidiary from (a) a third-party financial institution that is primarily engaged in the business of commercial banking or (b) a vendor or other provider of financial accommodations in connection with the purchase of equipment, in either case for valid business purposes, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term “Foreign Subsidiary Credit Agreement” shall include agreements in respect of Interest Swap and Hedging Obligations with lenders party to a Foreign Subsidiary Credit Agreement and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Foreign Subsidiary Credit Agreement and all refundings, refinancings and replacements of any Foreign Subsidiary Credit Agreement, including any agreement

(1) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby,

(2) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Foreign Subsidiaries and their respective successors and assigns,

(3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder; provided that on the date such Indebtedness is incurred its incurrence would not be prohibited by the Indenture, or

(4) otherwise altering the terms and conditions thereof in a manner not prohibited by the terms of the Indenture.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect from time to time.

“Guarantor” means each of our Subsidiaries that in the future executes a guarantee pursuant to and in accordance with the requirements of the Indenture in which such Subsidiary unconditionally guarantees on a senior subordinated basis our obligations under the Notes and the Indenture (each such guarantee, a “Guarantee”); provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

“Guarantor Senior Debt” means, with respect to any Guarantor, Indebtedness (including any monetary obligation in respect of the Credit Facilities, and interest, whether or not allowable, accruing on Indebtedness incurred pursuant to the Credit Facilities after the filing of a petition initiating any proceeding under any bankruptcy, insolvency or similar law) of such Guarantor arising under the Credit Facilities or its guarantee thereof or that is permitted to be incurred under the terms of the Indenture unless the terms of the instrument creating or evidencing such Indebtedness expressly provide that it is on a parity with or subordinated in right of payment to its Guarantee of the Notes; provided that in no event shall Guarantor Senior Debt include (1) Indebtedness to us, any Subsidiary or any officer, director or employee of such Guarantor, us or any of our Subsidiaries or any other Affiliate, (2) Indebtedness incurred in violation of the terms of the Indenture, (3) trade payables or other Indebtedness to trade creditors, (4) Disqualified Capital Stock, (5) Capitalized Lease Obligations, (6) any liability for taxes owed or owing by such Guarantor, and (7) such Guarantor’s guarantee of the Existing Notes, if any.

“Indebtedness” of any Person means, without duplication,

(1) all liabilities and obligations, contingent or otherwise, of such Person, to the extent such liabilities and obligations would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP

(a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof),

(b) evidenced by bonds, notes, debentures or similar instruments,

(c) representing the balance deferred and unpaid of the purchase price of any property or services, except (other than accounts payable or other obligations to trade creditors which have remained unpaid for greater than 90 days past their original due date) those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors,

(d) evidenced by bankers’ acceptances or similar instruments issued or accepted by banks, or

(e) relating to any Capitalized Lease Obligation,

(2) all liabilities and obligations, contingent or otherwise, of such Person evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit,

(3) all net obligations of such Person under interest swap obligations, interest cap agreements, commodity agreements, currency agreements and other similar hedging arrangements, obligations or agreements,

(4) all liabilities and obligations of others of the kind described in the preceding clause (1), (2) or (3) that such Person has guaranteed or provided credit support or that is otherwise its legal liability or which are secured by any assets or property of such Person,

(5) any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (1), (2), (3), (4), or this clause (5), whether or not between or among the same parties,

(6) all Disqualified Capital Stock of such Person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends), and

(7) all obligations to purchase, redeem or acquire any third-party Equity Interests.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value to be determined in good faith by the board of directors of the issuer (or managing general partner of the issuer) of such Disqualified Capital Stock.

The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, but the accretion of original issue discount in accordance with the original terms of Indebtedness issued with an original issue discount will not be deemed to be an incurrence and (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Interest Swap and Hedging Obligation” means any obligation of any Person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values (and not for speculative purposes), including, without limitation, any arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount.

“Investment” by any Person in any other Person means (without duplication):

(1) the acquisition (whether by purchase, merger, consolidation or otherwise) by such Person (whether for cash, property, services, securities or otherwise) of Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of such other Person or any agreement to make any such acquisition;

(2) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any written commitment to make any such advance, loan or extension (but excluding accounts receivable, endorsements for collection or deposits arising in the ordinary course of business) within one year;

(3) other than guarantees of our Indebtedness or any Subsidiary to the extent permitted by the covenant described above under the heading “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock,” any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other Person;

(4) the making of any capital contribution (which shall be deemed to include payment of consideration in excess of fair market value of any assets received) by such Person to such other Person; and

(5) the designation by our Board of Directors of any Person to be an Unrestricted Subsidiary.

We shall be deemed to make an Investment in an amount equal to the fair market value of our or our Subsidiaries’ proportionate interest in such Subsidiary on such date (or, if neither we nor any of our Subsidiaries has theretofore made an Investment in such Subsidiary, in an amount equal to the Investments being made), at the time that such Subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from us or one of our Subsidiaries shall be deemed an Investment valued at its fair market value at the time of such transfer. The fair market value of each Investment shall be measured at the time made or returned, as applicable.

“Issue Date” means the date of first issuance of the Notes under the Indenture.

“Junior Security” means any Qualified Capital Stock and any Indebtedness of ours or a Subsidiary, as applicable, that is contractually subordinated in right of payment to Senior Debt at least to the same extent as the Notes, and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of the Notes; provided that in the case of subordination in respect of Designated Senior Debt, “Junior Security” shall mean any Qualified Capital Stock and any Indebtedness of ours or the Subsidiary that

(1) has a final maturity date occurring after the final maturity date of all Designated Senior Debt on the date of issuance of such Qualified Capital Stock or Indebtedness,

(2) is unsecured,

(3) has an Average Life longer than the security for which such Qualified Capital Stock or Indebtedness is being exchanged, and

(4) by its terms or by law is subordinated to Designated Senior Debt on the date of issuance of such Qualified Capital Stock or Indebtedness at least to the same extent as the Notes.

“Lien” means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

“Liquidated Damages” means all liquidated damages then owing pursuant to the Registration Rights Agreement.

“Material Domestic Subsidiary” means any Domestic Subsidiary that is a Significant Subsidiary.

“Net Cash Proceeds” means the aggregate amount of cash or Cash Equivalents received by us in the case of a sale of Qualified Capital Stock or a Capital Contribution and by us and our Subsidiaries in respect of an Asset Sale plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of our securities (including options, warrants, rights and convertible or exchangeable debt) that were issued for cash on or after the Issue Date, the amount of cash originally received by us upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and (in the case of Asset Sales, reasonable and customary), expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale, sale of Qualified Capital Stock or Capital Contribution, and, in the case of an Asset Sale only, less the amount (estimated reasonably and in good faith by us) of income, franchise, sales and other applicable taxes required to be paid by us or any of our Subsidiaries in connection with such Asset Sale in the taxable year that such sale is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes.

“Non-Recourse Indebtedness” means Indebtedness of a Person as to which neither we nor any Subsidiary provides any guarantee, collateral or other credit support of any kind whatsoever.

“Obligation” means any principal, premium or interest payment, or monetary penalty, or damages, due by us or any Guarantor under the terms of the Notes or the Indenture, including any Liquidated Damages due pursuant to the terms of the Registration Rights Agreement.

“Officers’ Certificate” means the officers’ certificate to be delivered upon the occurrence of certain events as set forth in the Indenture.

“Permitted Investment” means:

(1) any Investment in us or any Subsidiary of ours or in any Person that immediately after giving effect to such Investment becomes a Subsidiary of ours;

(2) any Investment in Cash Equivalents;

(3) intercompany notes to the extent permitted under the covenant described above under the heading “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock”;

(4) additional Investments in that certain public German company in which the Company has an Investment on the Issue Date, in an aggregate amount made after the Issue Date not to exceed $15 million;

(5) other Investments in any Person or Persons; provided that after giving pro forma effect to each such Investment, the aggregate amount of all such Investments made on and after the Issue Date pursuant to this clause (5) that are outstanding (after giving effect to any such Investments that are returned to us or any

Subsidiary that made such prior Investment, without restriction, in cash on or prior to the date of any such calculation, but only up to the amount of the Investment made under this clause (5) in such Person) at any time does not in the aggregate exceed $35 million (measured by the value attributed to the Investment at the time made);

(6) any Investment made as a result of the receipt of non-cash consideration (other than Equity Interests) from an Asset Sale that complies with the covenant described above under “Limitation on Sale of Assets and Subsidiary Stock”;

(7) any acquisition of assets solely in exchange for the issuance of our Qualified Capital Stock;

(8) any Investment in connection with Interest Swap and Hedging Obligations otherwise permitted under the Indenture; and

(9) any Investment received (a) in satisfaction of judgments or (b) as payment on a claim made in connection with any bankruptcy, liquidation, receivership or other insolvency proceeding.

“Permitted Liens” means:

(1) Liens existing on the Issue Date;

(2) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on our books and records in accordance with GAAP;

(3) statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business; provided that (a) the underlying obligations are not overdue for a period of more than 30 days, or (b) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on our books in accordance with GAAP;

(4) Liens securing the Notes, Additional Notes (to the extent issued in accordance with the terms of the Indenture) and the exchange notes;

(5) Liens securing Indebtedness of a Person existing at the time such Person becomes one of our Subsidiaries or is merged with or into us or one of our Subsidiaries or Liens securing Indebtedness incurred in connection with an Acquisition; provided that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets;

(6) Liens arising from Purchase Money Indebtedness permitted to be incurred pursuant to the Indenture; provided that such Liens relate solely to the property which is subject to such Purchase Money Indebtedness;

(7) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by us or any of our Subsidiaries in the ordinary course of business;

(8) Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the Holders than the terms of the Liens securing such refinanced Indebtedness; provided that the Indebtedness secured is not increased and the Lien is not extended to any additional assets or property that would not have been security for the Indebtedness refinanced;

(9) Liens securing (a) Indebtedness under the Credit Facilities, (b) other Senior Debt or Guarantor Senior Debt, or (c) Capitalized Lease Obligations, in each case, incurred in accordance with the terms of the Indenture;

(10) Liens securing Indebtedness of any Foreign Subsidiary incurred in accordance with the terms of the Indenture;

(11) Liens in favor of Bio-Rad or any Guarantor;

(12) Liens securing reimbursement obligations with respect to commercial letters of credit which solely encumber documents and other property relating to such letters of credit and products and proceeds thereof; and

(13) Liens on the Equity Interests of Unrestricted Subsidiaries securing obligations of Unrestricted Subsidiaries to the extent permitted by the terms of the Indenture.

“Person” or “person” means any corporation, individual, limited liability company, joint stock company, joint venture, partnership, limited liability partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

“Preferred Stock” means any Equity Interest of any class or classes of a Person (however designated) which is preferred as to payments of dividends, or as to distributions upon any liquidation or dissolution, over Equity Interests of any other class of such Person.

“Pro Forma” or “pro forma” shall have the meaning set forth in Regulation S-X of the Securities Act of 1933, as amended, unless otherwise specifically stated herein.

“Purchase Money Indebtedness” of any Person means any Indebtedness of such Person to any seller or other Person incurred solely to finance the acquisition (including in the case of a Capitalized Lease Obligation, the lease), construction, installation or improvement of any after acquired real or personal tangible property which, is directly related to a Related Business of ours and which is incurred concurrently with (or within 180 days following) such acquisition, construction, installation or improvement and is secured only by the assets so financed.

“Qualified Capital Stock” means any of our Capital Stock that is not Disqualified Capital Stock.

“Qualified Exchange” means:

(1) any legal defeasance, redemption, retirement, repurchase or other acquisition of our Capital Stock or our Indebtedness issued on or after the Issue Date with the Net Cash Proceeds received by us from the substantially concurrent sale of our Qualified Capital Stock or, to the extent used to retire our Indebtedness (other than Disqualified Capital Stock) issued on or after the Issue Date, our Subordinated Indebtedness;

(2) any issuance of our Qualified Capital Stock in exchange for any of our Capital Stock or Indebtedness issued on or after the Issue Date; or

(3) any exchange of our Subordinated Indebtedness for our Subordinated Indebtedness issued on or after the Issue Date.

“Reference Period” with regard to any Person means the four full fiscal quarters (or such lesser period during which such Person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

“Refinancing Indebtedness” means Indebtedness or Disqualified Capital Stock

(1) issued in exchange for, or the proceeds from the issuance and sale of which are applied within 45 days of such issuance and sale to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or

(2) constituting an amendment, modification or supplement to, or a deferral or renewal of (clauses (1) and (2) of this definition, collectively, a “Refinancing” (and “Refinance” and “Refinanced” shall have correlative meanings)) any Indebtedness (including Disqualified Capital Stock) in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing plus any premium paid in connection with such Refinancing in an amount not exceeding the amount which is reasonably necessary, as determined in good faith by our Board of Directors, to accomplish such Refinancing) the lesser of

(i) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference of the Indebtedness (including Disqualified Capital Stock) so Refinanced and

(ii) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing;

provided that (a)(I) if the Indebtedness to be Refinanced is Indebtedness of ours, only we shall be the obligor under such Refinancing Indebtedness and (II) if the Indebtedness to be Refinanced is Indebtedness of a Guarantor, only we or a Guarantor shall be the obligors under such Refinancing Indebtedness, (b) such Refinancing Indebtedness shall (I) not have an Average Life shorter than the Indebtedness (including Disqualified Capital Stock) to be so refinanced at the time of such Refinancing and (II) in all respects, be no less contractually subordinated or junior, if applicable, to the rights of Holders than was the Indebtedness (including Disqualified Capital Stock) to be refinanced, (c) such Refinancing Indebtedness shall have a final stated maturity or redemption date, as applicable, no earlier than the final stated maturity or redemption date, as applicable, of the Indebtedness (including Disqualified Capital Stock) to be so refinanced or, if sooner, 91 days after the Stated Maturity of the Notes, and (d) such Refinancing Indebtedness shall be secured (if secured) in a manner no more adverse to the Holders than the terms of the Liens (if any) securing such refinanced Indebtedness, including, without limitation, the amount of Indebtedness secured shall not be increased.

“Registration Rights Agreement” means the Exchange and Registration Rights Agreement, dated as of May 26, 2009, by and between us and the initial purchaser.

“Related Business” means the business conducted (or proposed to be conducted) by us and our Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of our Board of Directors are materially related businesses.

“Restricted Investment” means, in one or a series of related transactions, any Investment other than Permitted Investments.

“Restricted Payment” means, with respect to any Person:

(1) the declaration or payment of any dividend or other distribution in respect of Equity Interests of such Person or any parent or Subsidiary of such Person;

(2) any payment on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such Person or any Subsidiary or parent of such Person;

(3) other than (a) with the proceeds from the sale or issuance of Refinancing Indebtedness applied within 45 days of such sale or issuance or (b) in exchange for Refinancing Indebtedness, any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness (other than the Notes and the Existing Notes), directly or indirectly, by such Person or a parent or Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness; and

(4) any Restricted Investment by such Person;

provided, however, that the term “Restricted Payment” does not include

(1) any dividend, distribution or other payment on or with respect to Equity Interests of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer, or

(2) any dividend, distribution or other payment to us, or to any Subsidiary, by us or any of our Subsidiaries.

“Senior Debt” means our Indebtedness (including any of our monetary obligations in respect of the Credit Facilities, and interest, whether or not allowable, accruing on Indebtedness incurred pursuant to the Credit Facilities after the filing of a petition initiating any proceeding under any bankruptcy, insolvency or similar law) arising under the Credit Facilities or that is permitted to be incurred under the terms of the Indenture unless the terms of the instrument creating or evidencing such Indebtedness expressly provide that it is on a parity with or subordinated in right of payment to the Notes; provided that in no event shall Senior Debt include (1) Indebtedness to any of our Subsidiaries or any officer, director or employee of ours or any of our Subsidiaries or any other Affiliate, (2) Indebtedness incurred in violation of the terms of the Indenture, (3) trade payables or other Indebtedness to trade creditors, (4) Disqualified Capital Stock, (5) Capitalized Lease Obligations, (6) any liability for taxes owed or owing by us or (7) the Existing Notes.

“Significant Subsidiary” shall have the meaning provided under Regulation S-X of the Securities Act, as in effect on the Issue Date.

“Stated Maturity” when used with respect to any Note, means the date the Notes mature, as set forth in the first paragraph under “Principal, Maturity and Interest.”

“Subordinated Indebtedness” means our Indebtedness that is subordinated in right of payment by its terms or the terms of any document or instrument or instrument relating thereto to the Notes.

“Subsidiary” with respect to any Person, means (1) a corporation a majority of whose Equity Interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, (2) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least majority ownership interest, or (3) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner and in which such Person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest. Notwithstanding the foregoing, an Unrestricted Subsidiary shall not be a “Subsidiary” of ours or a “Subsidiary” of any of our Subsidiaries. Unless the context requires otherwise, Subsidiary means each direct and indirect Subsidiary of ours.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of that Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days before the Redemption Date (or, if that Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to September 15, 2013; provided, however, that if the period from the Redemption Date to September 15, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” means any of our subsidiaries that does not own any Capital Stock of, or own or hold any Lien on any property of, us or any of our Subsidiaries and that, at the time of determination, shall be an Unrestricted Subsidiary (as designated by our Board of Directors); provided that such subsidiary at the time of such designation

(1) has no Indebtedness other than Non-Recourse Indebtedness,

(2) is not party to any agreement, contract, arrangement or understanding with us or any of our Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to us or such Subsidiary than those that might be obtained at the time from Persons who are not our Affiliates,

(3) is a Person with respect to which neither we nor any of our Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of ours or any of our Subsidiaries, other than Guarantees of the Notes.

Our Board of Directors may designate any Unrestricted Subsidiary to be a Subsidiary; provided that (1) no Default or Event of Default is existing or will occur as a consequence thereof and (2) immediately after giving effect to such designation, on a pro forma basis, we could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio set forth in the covenant described above under the heading “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock.” Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“U.S. Government Obligations” means direct non-callable obligations of, or non-callable obligations guaranteed by, the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

“Voting Equity Interests” means Equity Interests which at the time are entitled to vote in the election of, as applicable, directors, members or partners generally.

“Wholly Owned Subsidiary” means a Subsidiary all the Equity Interests of which (other than directors’ qualifying shares to the extent required by applicable law) are owned by us or one or more of our Wholly Owned Subsidiaries.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

We will issue exchange notes only in fully registered form, without interest coupons, in denominations of $1,000 and integral multiples of $1,000. We will not issue Notes in bearer form. We initially issued the private notes, and will initially issue the exchange notes, in the form of one or more global notes (“Global Notes”). We will deposit the Global Notes upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and register the Global Notes in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Exchanges of Book-Entry Notes for Certificated Notes

You may not exchange your beneficial interest in a Global Note for a Note in certificated form unless:

(1) DTC (a) notifies us that it is unwilling or unable to continue as depository for the Global Note or (b) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in either case we thereupon fail to appoint a successor depository; or

(2) We, at our option, notify the Trustee in writing that we are electing to issue the Notes in certificated form; or

(3) an Event of Default shall have occurred and be continuing with respect to the notes.

In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures). Any certificated Notes issued in exchange for an interest in a Global Note will bear the legend restricting transfers that is borne by such Global Note. Any such exchange will be effected through the DTC Deposit/Withdraw at Custodian system and an appropriate adjustment will be made in the records of the Security Registrar to reflect a decrease in the principal amount of the relevant Global Note.

Certain Book-Entry Procedures

The description of the operations and procedures of DTC, Euroclear Bank S.A./N.V. (as operator of the Euroclear system, “Euroclear”) and Clearstream Banking Luxembourg (“Clearstream”), that follows is provided solely as a matter of convenience. These operations and procedures are solely within their control and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urges you to contact the system or their participants directly to discuss these matters.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants (“participants”) and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

DTC has advised us that its current practice, upon the issuance of the Global Notes, is to credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Notes to the accounts with DTC of the participants through which such interests are to be held. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominees (with respect to interests of participants).

As long as DTC, or its nominee, is the registered Holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and Holder of the Notes represented by such Global Note for all purposes under the indenture governing the Notes and the Notes. Except in the limited circumstances described above under “—Exchanges of Book-Entry Notes for Certificated Notes,” you will not be entitled to have any portions of a Global Note registered in your names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owner or Holder of a Global Note (or any Note represented thereby) under the indenture governing the Notes or the Notes.

You may hold your interests in the Global Notes directly through DTC, if you are participants in such system, or indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. Euroclear and Clearstream will hold interests in the Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories. The depositories, in turn, will hold such interests in such Global Note in customers’ securities accounts in the depositories’ names on the books of DTC. All interests in a Global Note, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream will also be subject to the procedures and requirements of such system.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, your ability to transfer your beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, your ability to pledge your interests in a Global Note to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

We will make payments of the principal of, premium, if any, and interest on Global Notes to DTC or its nominee as the registered owner thereof. Neither we nor the Trustee nor any of our or their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any Notes held by it or its nominee, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note for such Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name.” Such payment will be the responsibility of such participants.

Except for trades involving only Euroclear and Clearstream participants, interests in the Global Note will trade in DTC’s settlement system, and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer and exchange provisions applicable to the Notes described elsewhere herein, cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected by DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the DTC settlement date. Cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC has advised us that DTC will take any action permitted to be taken by a Holder of Notes (including the presentation of Notes for exchange as described above) only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, the Global Notes will be exchanged for legended Notes in certificated form, and distributed to DTC’s participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Notes among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of we, the Trustee or any of our or their respective agents will have any responsibility for the performance by DTC, Euroclear and Clearstream, their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain material U.S. federal income tax consequences relevant to the exchange of private notes for exchange notes in the exchange offer and the ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary is limited to holders who exchange private notes for exchange notes in the exchange offer and who hold the notes as capital assets. This summary also does not address the effect of the U.S. federal estate or gift tax laws or the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this summary does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, including, without limitation:

•	banks, insurance companies or certain other financial institutions;

•	holders subject to the alternative minimum tax;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	traders in securities;

•	expatriates and certain former citizens or long-term residents of the United States;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons that are S-corporations, partnerships or other pass-through entities;

•	persons who hold the notes as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction; or

•	persons deemed to sell the notes under the constructive sale provisions of the Code.

If a holder is an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, the tax treatment of a partner in such partnership or member in such other entity will generally depend upon the status of the partner or member and the activities of the partnership or other entity. Partnerships or other pass-through entities that hold our notes, and partners in such partnerships or members in such other entities, should consult their tax advisors regarding the tax consequences of the exchange of private notes for exchange notes in the exchange offer.

THIS SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.

Exchange Pursuant to this Exchange Offer

The exchange of the private notes for the exchange notes will not constitute a taxable exchange for U.S. federal income tax purposes. As a result, (1) a holder will not recognize taxable gain or loss as a result of exchanging such holder’s private notes; (2) the holding period of the exchange notes will include the holding period of the private notes exchanged therefor; and (3) the adjusted basis of the exchange notes received will be the same as the adjusted basis of the private notes exchanged therefor immediately before such exchange.

Consequences to U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences that will apply to a U.S. Holder of the notes. Certain consequences to Non-U.S. Holders (as defined below) of the notes are described under “—Consequences to Non-U.S. Holders” below. For purposes of this discussion, a “U.S. Holder” means a beneficial owner of notes that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, (i) if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons (within the meaning of the Code) can control all substantial trust decisions, or, (ii) if the trust was in existence on August 20, 1996 and has validly elected to continue to be treated as a U.S. person (within the meaning of the Code).

Interest

Payments of stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes. Alternatively, a U.S. Holder may elect to include all interest (including original issue discount (“OID”) and market discount) in gross income on a constant yield basis. The mechanics and implications of such an election are complex, and, as a result, U.S. Holders should consult their tax advisors regarding the advisability of making such an election.

Original Issue Discount

The notes were issued with OID for U.S. federal income tax purposes, and accordingly, U.S. Holders are subject to special rules relating to the accrual of OID for U.S. federal income tax purposes.

If the issue price of a note is less than its stated redemption price at maturity, then the note will be treated as issued with OID for U.S. federal income tax purposes, unless the difference between the note’s issue price and its stated redemption price at maturity is less than a statutory de minimis amount. Generally, the “issue price” of a note is the first price at which a substantial amount of the issue is sold to purchasers other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The “stated redemption price at maturity” of a note is the total of all payments to be made under the note other than qualified stated interest (generally, stated interest that is unconditionally payable in cash or property at least annually at a single fixed rate or at certain floating rates that properly take into account the length of the interval between stated interest payments). It is expected that the stated interest on the notes would qualify as qualified stated interest and the stated redemption price at maturity would equal the principal amount of the notes.

Because the notes were issued with OID which was not less than the de minimis amount, the notes are treated as having been issued with OID, and U.S. Holders are required to include the OID in ordinary income for

U.S. federal income tax purposes as it accrues on a constant yield basis in advance of the receipt of cash payments to which such income is attributable. A U.S. Holder must include in income in each taxable year the sum of the daily portions of OID for each date on which it held the note during the taxable year, regardless of whether it is a cash or accrual method taxpayer. To determine the daily portions of OID, the amount of OID allocable to an accrual period is determined and a ratable portion of such OID is allocated to each date in the accrual period. The amount of OID allocable to an accrual period will equal the product of the note’s adjusted issue price at the beginning of the accrual period and the note’s yield to maturity (adjusted to reflect the length of the accrual period), less the amount of any qualified stated interest allocable to the period. A note’s adjusted issue price at any time generally will be its original issue price, increased by the amount of OID on such note accrued for each prior accrual period and decreased by any payment on the note other than qualified stated interest. A note’s yield to maturity is the discount rate that, when used in computing the present value of all principal and interest payments to be made on the note, produces an amount equal to the note’s original issue price. An accrual period may be of any length and the length of the accrual periods may vary over the life of the note, but no accrual period may be longer than one year, and each scheduled payment of interest or principal on the note must occur on either the first day or last day of an accrual period.

Optional Redemption; Repurchase at Option of Holders

As described under the headings “Description of Notes—Redemption—Optional Redemption” and “Description of Notes—Certain Covenants—Repurchase of Notes at the Option of the Holder Upon a Change of Control,” we may be obligated to pay amounts in excess of stated interest and the adjusted issue price of the notes. We intend to take the position that the notes should not be treated as contingent payment debt instruments because of the possibility of these additional payments. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the notes, that such additional amounts will be paid. Assuming such position is respected, any amounts paid to a U.S. Holder pursuant to any such redemption or repurchase would be taxable as described below in “—Consequences to U.S. Holders—Sale or Other Taxable Disposition of the Notes.”

In all such instances, our position is binding on a U.S. Holder of a note unless the holder discloses its contrary position in the manner required by applicable U.S. Treasury Regulations. The IRS, however, may take a position contrary to our position, which could affect the timing and character of a U.S. Holder’s income and the timing of our deductions with respect to the notes. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Market Discount

If a U.S. Holder acquires a note and, immediately after such acquisition, such holder’s adjusted basis in the note is less than the adjusted issue price of the note, the amount of such difference is treated as “market discount” for U.S. federal income tax purposes, subject to a de minimis limitation. Under the market discount rules of the Code, a U.S. Holder will be required to treat any partial payment of principal on a note, and any gain on the sale, exchange, retirement or other disposition of such note, as ordinary income to the extent of the accrued market discount that has not previously been included in income, subject to certain exceptions. If a U.S. Holder disposes of such note in certain otherwise nontaxable transactions, accrued market discount must be included as ordinary income by such holder as if such holder had sold the note at its then fair market value.

In general, the amount of market discount that has accrued is determined on a ratable basis. U.S. Holders may, however, elect to determine the amount of accrued market discount on a constant yield basis. This election is made on a note-by-note basis and is irrevocable.

With respect to notes with market discount, a U.S. Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued in order to purchase or to carry the notes. A U.S. Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all market discount debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. The U.S. Holder’s adjusted basis in a note will be increased by the amount of market discount included in such holder’s income under the election.

Acquisition Premium

If a U.S. Holder acquires a note issued with OID at an “acquisition premium,” the amount of OID that such holder includes in gross income is reduced to reflect the acquisition premium. A note will be treated as acquired at an acquisition premium if its adjusted basis, immediately after its acquisition, is:

•	less than or equal to the sum of all amounts payable on the note after the acquisition date (other than payments of qualified stated interest); and

•	greater than the note’s adjusted issue price.

If a note is acquired at an acquisition premium, the U.S. Holder will reduce the amount of OID that otherwise would be included in income during an accrual period by an amount equal to:

•	the amount of OID otherwise includible in income multiplied by

•

a fraction, the numerator of which is the excess of the adjusted basis of the note immediately after its acquisition by the acquiror over the adjusted issue price of the note, and the denominator of which is the excess of the sum of all amounts payable on the note after the acquisition date (other than payments of qualified stated interest) over the note’s adjusted issue price.

As an alternative to reducing the amount of OID that otherwise would be included in income by this fraction, the U.S. Holder may elect to compute OID accruals by treating the acquisition as an acquisition at original issuance and applying the constant yield method described above.

Amortizable Bond Premium

If a U.S. Holder acquires a note and, immediately after such acquisition, such holder’s adjusted basis in the note exceeds the sum of all amounts payable on the note after the acquisition date (other than payments of qualified stated interest), such holder will be considered to have acquired the note with “bond premium” equal to such excess amount. Generally, the U.S. Holder may elect to amortize the bond premium using a constant yield method similar to that described above, over the remaining term of the note (or, if it results in a smaller amount of amortizable bond premium, until an earlier call date). Under U.S. Treasury Regulations, the U.S. Holder may offset the qualified stated interest income allocable to an accrual period with the bond premium allocable to the accrual period. If the bond premium allocable to an accrual period exceeds the qualified stated interest income allocable to the accrual period, the excess is treated as a bond premium deduction. However, the amount treated as a bond premium deduction is limited to the amount by which such holder’s total interest inclusions on the note in prior accrual periods exceed the total amount treated by such holder as a bond premium deduction in prior accrual periods. If any of the excess bond premium is not deductible, that amount is carried forward to the next accrual period and is treated as bond premium allocable to that period. If a U.S. Holder elects to amortize bond premium, such holder must reduce such holder’s adjusted basis in the note by the amount of the bond premium used to offset qualified stated interest income or treated as a deduction as set forth above. An election to amortize bond premium applies to all taxable debt obligations held during the taxable year for which the election is made and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.

Sale or Other Taxable Disposition of the Notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. Holder will generally recognize capital gain or loss equal to the difference between (i) the sum of the cash and the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid stated interest not previously included in income, which generally will be taxable as ordinary income) and (ii) such holder’s adjusted basis in the note. A U.S. Holder’s adjusted basis in a note will generally equal the cost of the note, increased by any accrued OID or market discount included in gross income with respect to the note and decreased by any payment on the note other than qualified stated interest. Such capital gain or loss will be long-term capital gain or loss (except as described above under the heading “—Market Discount”) if, at the time of such disposition, such U.S. Holder has held the note for more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, will generally be subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives interest (including OID) and principal payments on the notes or with respect to proceeds received from a disposition of the notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to information reporting or backup withholding. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish its taxpayer identification number (“TIN”) which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that such holder is subject to backup withholding because it has failed to properly report payments of interest (including OID) or dividends; or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified such holder that it is subject to backup withholding.

U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability or such holder may claim a refund, provided the required information is furnished in a timely manner to the IRS.

Consequences to Non-U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences that will apply to a Non-U.S. Holder of the notes. For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of notes that is not a U.S. Holder.

Interest

Interest (including OID) paid to a Non-U.S. Holder that is not effectively connected with a U.S. trade or business will not be subject to the U.S. federal withholding tax of 30% (or, if applicable, a lower treaty rate), provided that:

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock;

•	such holder is not a controlled foreign corporation (within the meaning of the Code) that is, directly or indirectly, related to us through stock ownership;

•	such holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

(1) the Non-U.S. Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a U.S. person (within the meaning of the Code) and provides its name and address

(generally by completing IRS Form W-8BEN), (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the Non-U.S. Holder certifies to us or our paying agent, under penalties of perjury, that it, or the financial institution between it and the Non-U.S. Holder, has received a statement from the Non-U.S. Holder, under penalties of perjury, that such holder is not a U.S. person (within the meaning of the Code) and provides us or our paying agent with a copy of such statement or (3) the Non-U.S. Holder holds its notes directly through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, a Non-U.S. Holder may be entitled to an exemption from or reduction in withholding tax if the holder provides us with a properly executed IRS Form W-8BEN claiming such an exemption or reduction under the benefit of an applicable income tax treaty. A Non-U.S. Holder may also be entitled to an exemption from withholding tax if the holder provides us with a properly executed IRS Form W-8ECI stating that interest (including OID) paid on the note is not subject to withholding tax because it is effectively connected with such holder’s conduct of a trade or business in the United States. Alternative documentation for certain Non-U.S. Holders may be applicable or required in certain circumstances.

The certification requirements described above may require a Non-U.S. Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its U.S. TIN.

Optional Redemption; Repurchase at Option of Holders

As described under the heading “Description of Notes—Redemption—Optional Redemption” and “Description of Notes—Certain Covenants—Repurchase of Notes at the Option of the Holder Upon a Change of Control,” we may be obligated to pay amounts in excess of stated interest and the adjusted issue price of the notes. We intend to treat any such amounts paid to a Non-U.S. Holder pursuant to any such redemption or repurchase as additional amounts paid for the notes, subject to the rules described below in “—Consequences to Non-U.S. Holders—Sale or Other Taxable Disposition of the Notes.”

Sale or Other Taxable Disposition of the Notes

Subject to the discussion below regarding backup withholding, a Non-U.S. Holder will generally not be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other taxable disposition of a note (except with respect to accrued and unpaid interest, including OID, which would be taxable as described above), unless (i) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the gain is attributable to a “permanent establishment” (or, in the case of an individual, a “fixed base”) maintained in the United States by such Non-U.S. Holder) or (ii) in the case of a Non-U.S. Holder who is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

A Non-U.S. Holder whose gain is described in clause (i) above will be subject to tax as described below in “—U.S. Trade or Business.” A Non-U.S. Holder described in clause (ii) above will be subject to a 30% U.S. federal income tax on the gain derived from the disposition, which gain may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States. Non-U.S. Holders should consult any applicable income tax treaties that may provide for different rules.

U.S. Trade or Business

If interest (including OID) or gain from a disposition of the notes is effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the interest or gain is attributable to a “permanent establishment” (or, in the case of an individual, a “fixed base”) maintained in the United States by such Non-U.S. Holder), the Non-U.S. Holder may be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. Holder (although the 30% withholding tax on interest described above will not apply, provided the certification requirements described above are satisfied). A foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest (including OID) on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Backup Withholding and Information Reporting

A Non-U.S. Holder, in general, will not be subject to backup withholding and information reporting with respect to payments that we make to such holder, provided that (a) we do not have actual knowledge or reason to know that such holder is a U.S. person (within the meaning of the Code) and (b) such holder has given us the statement described above under “—Consequences to Non-U.S. Holders—Interest.” In addition, a Non-U.S. Holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that such holder is a U.S. person (within the meaning of the Code), or such holder otherwise establishes an exemption. However, we may be required to report annually to the IRS and to such Non-U.S. Holder the amount of, and the tax withheld with respect to, any interest (including OID) paid to such holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which such Non-U.S. Holder resides.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability or such holder may claim a refund, provided the required information is furnished in a timely manner to the IRS. Non-U.S. Holders should consult their tax advisors regarding the application of backup withholding in their particular circumstance and the availability of, and procedure for obtaining, an exemption from backup withholding under current U.S. Treasury Regulations.

Proposed Legislation

Legislative proposals have been introduced that, if enacted in their current form, would substantially revise some of the rules discussed above, including with respect to certification requirements and information reporting. In the event of non-compliance with such revised certification requirements, withholding tax could be imposed on payments to U.S. Holders that own notes through foreign accounts or foreign intermediaries or payments to certain Non-U.S. Holders. It cannot be predicted whether, or in what form, these legislative proposals will be enacted. Holders and prospective investors should consult their tax advisors regarding these legislative proposals.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Broker-dealers may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of exchange notes received in exchange for private notes where the broker-dealer acquired the private notes as a result of market-making activities or other trading activities. We have agreed that for a period of up to 90 days after the date that this registration statement is declared effective by the SEC, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Broker-dealers may sell exchange notes received by broker-dealers for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Broker-dealers may resell exchange notes directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal for use in connection with any such resale will state that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of the notes (including any broker-dealers) against liabilities under the Securities Act.

By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer agrees to notify us before using the prospectus in connection with the sale or transfer of exchange notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading or which may impose upon us disclosure obligations that my have a material adverse effect on us, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.

LEGAL MATTERS

Certain legal matters with regard to the validity of the exchange notes will be passed upon for us by Latham & Watkins LLP, San Francisco, California.

EXPERTS

The consolidated financial statements of Bio-Rad Laboratories, Inc. and its subsidiaries as of December 31, 2008 and 2007 and for each of the three years ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, appearing in the Current Report on Form 8-K of Bio-Rad Laboratories, Inc. dated May 18, 2009, and the consolidated financial statement schedule appearing in the Annual Report on Form 10-K of Bio-Rad Laboratories, Inc. for the year ended December 31, 2008, incorporated by reference in this prospectus and registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference, which reports express an unqualified opinion on the financial statements and include an explanatory paragraph referring to the adoption of a new accounting method in 2007 and 2009, an unqualified opinion on the effectiveness of internal control over financial reporting, and an unqualified opinion on the financial statement schedule. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

This prospectus is part of a registration statement on Form S-4 that we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the notes, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or from our web site at www.bio-rad.com. However, the information on our website does not constitute a part of this prospectus.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

Bio-Rad SEC Filings (File No. 001-07928)	Filed on

Annual Report on Form 10-K (including information specifically incorporated by reference into our Form 10-K from our Annual Report to Stockholders for the fiscal year ended December 31, 2008 and Proxy Statement for our 2009 Annual Meeting of Stockholders)

February 27, 2009

Quarterly Report on Form 10-Q	May 8, 2009

Current Report on Form 8-K	May 19, 2009

Current Report on Form 8-K (Items 1.01 and 9.01 only)	May 20, 2009

Current Report on Form 8-K	May 28, 2009

Current Report on Form 8-K	June 12, 2009

Quarterly Report on Form 10-Q	August 5, 2009

Quarterly Report on Form 10-Q	November 5, 2009

Current Report on Form 8-K	December 9, 2009

Current Report on Form 8-K	December 15, 2009

We are also incorporating by reference all other reports that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date of the completion of the exchange offer.

Bio-Rad Laboratories, Inc.

Offer to Exchange up to $300,000,000 of its

8.00% Senior Subordinated Notes due 2016

which have been registered under the Securities Act, for up to $300,000,000 of its outstanding

8.00% Senior Subordinated Notes due 2016

PROSPECTUS

December 29, 2009